Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE
among
THE SELLERS NAMED HEREIN
and
DIAMONDROCK HOSPITALITY COMPANY

Dated as of July 9, 2012

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

Section 1.1	Defined Terms 1

ARTICLE II SALE, CONSIDERATION AND CLOSING	13

Section 2.1	Sale of Assets 13

Section 2.2	Purchase Price 15

Section 2.3	The Closing 16

Section 2.4	Allocated Purchase Price 17

ARTICLE III REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF THE SELLERS	17

Section 3.1	General Seller Representations and Warranties 17

Section 3.2	Representations and Warranties of the Sellers as to the Assets 19

Section 3.3	Amendments to Schedules; Limitations on Representations and
Warranties of the Sellers                            21

Section 3.4	Covenants of the Sellers Prior to Closing 22

Section 3.5	Bookings 25

Section 3.6	Gaming Activities 25
ARTICLE IV REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF THE BUYER

Section 4.1	Representations and Warranties of the Buyer 25

Section 4.2	Certain Interim Covenants of the Buyer 30

ARTICLE V CONDITIONS PRECEDENT TO CLOSING	30

Section 5.1	Conditions Precedent to the Sellers' Obligations 30

Section 5.2	Conditions Precedent to the Buyer's Obligations 32

ARTICLE VI CLOSING DELIVERIES	32

Section 6.1	Buyer Deliveries 32

Section 6.2	Sellers Deliveries 34

Section 6.3	Cooperation 36

ARTICLE VII INSPECTION	37

Section 7.1	General Right of Inspection 37

Section 7.2	Examination 38

Section 7.3	RELEASE 40

Section 7.4	California Specific Provisions 41

ARTICLE VIII TITLE AND PERMITTED EXCEPTIONS	43

Section 8.1	Permitted Exceptions 43

Section 8.2	Title Pro Formas; Surveys 43

Section 8.3	Certain Exceptions to Title; Inability to Convey 43

Section 8.4	Title Policy 45

Section 8.5	Cooperation 45

ARTICLE IX TRANSACTION COSTS; RISK OF LOSS	46

Section 9.1	Transaction Costs 46

Section 9.2	Risk of Loss 46

ARTICLE X ADJUSTMENTS	47

Section 10.1	Fixed Rents and Additional Rents 47

Section 10.2	Taxes and Assessments 48

Section 10.3	Utilities 49

Section 10.4	Contracts 49

Section 10.5	Miscellaneous Revenues 49

Section 10.6	Cash 49

Section 10.7	Leasing Costs 49

Section 10.8	Accounts Receivable 50

Section 10.9	Consumables 51

Section 10.10	Accounts Payable and Accrued Liabilities; Prepaids 51

Section 10.11	Bookings; Booking Deposits 51

Section 10.12	Room and Occupancy Taxes 51

Section 10.13	2012 Capital Projects 51

Section 10.14	Supplemental Leases 52

Section 10.15	Retail Merchandise and Gift Cards 52

Section 10.16	Other Adjustments 52

Section 10.17	Benefit Plans; Employees 52

Section 10.18	Club Membership Dues 53

Section 10.19	National Service Contracts 53

Section 10.20	Re-Adjustment; Credits Against the Purchase Price 53

ARTICLE XI INDEMNIFICATION	54

Section 11.1	Indemnification by the Sellers 54

Section 11.2	Indemnification by the Buyer 54

Section 11.3	Limitations on Indemnification 54

Section 11.4	Survival 55

Section 11.5	Indemnification as Sole Remedy 55

ARTICLE XII TAX CERTIORARI PROCEEDINGS	56

Section 12.1	Prosecution and Settlement of Proceedings 56

Section 12.2	Application of Refunds or Savings 56

Section 12.3	Survival 56

ARTICLE XIII DEFAULT	57

Section 13.1	BUYER DEFAULT 57

Section 13.2	SELLERS' DEFAULT 58

Section 13.3	Disbursement of Earnest Money 59

ARTICLE XIV OTHER AGREEMENTS; EMPLOYEE MATTERS	60

Section 14.1	Management and Franchise Agreements 60

Section 14.2	San Diego Business Center Lease 60

Section 14.3	Liquor Licenses 61

Section 14.4	Employee Matters 61

Section 14.5	Condominium Estoppel 64

Section 14.6	Required Consents; Releases 64

ARTICLE XV MISCELLANEOUS	65

Section 15.1	Joint and Several Liability 65

Section 15.2	Brokers 65

Section 15.3	Confidentiality; Press Release; IRS Reporting Requirements 65

Section 15.4	Escrow Provisions 66

Section 15.5	Successors and Assigns; No Third-Party Beneficiaries 67

Section 15.6	Assignment 67

Section 15.7	Further Assurances 68

Section 15.8	Notices 68

Section 15.9	Entire Agreement 70

Section 15.10	Amendments 70

Section 15.11	No Waiver 70

Section 15.12	Governing Law 70

Section 15.13	Submission to Jurisdiction 70

Section 15.14	Severability 70

Section 15.15	Section Headings 71

Section 15.16	Counterparts 71

Section 15.17	Construction 71

Section 15.18	Recordation 71

Section 15.19	Use of Blackstone Name and Address 71

Section 15.20	Guest Baggage and Safe Deposit Boxes 71

Section 15.21	Survival 72

Section 15.22	District of Columbia Specific Provisions 72

Exhibits
Exhibit A     -     Form of Registration Rights Agreement
Exhibit B     -    Form of Assignment of Leases
Exhibit C     -     Form of Assignment of Contracts
Exhibit D     -     Form of Assignment of Union Contract
Exhibit E     -     Form of Assignment of Franchise Agreement
Exhibit F     -     Form of Assignment of Management Agreement
Exhibit G     -     Form of Transfer Notice
Exhibit H     -     Form of Deed
Exhibit I    -     Form of Bill of Sale
Exhibit J     -     Form of Assignment of Licenses, Permits, Warranties and General
Intangibles
Exhibit K     -     Form of Seller's FIRPTA Certificate
Exhibit L     -     Form of Title Affidavit
Exhibit M     -     Form of Assignment of Assumed Supplemental Leases
Exhibit N    -    Form of Termination of WHM Management Agreement
Exhibit O    -    Title Pro-Formas
Exhibit P    -    Form of Joinder
Exhibit Q    -    Form of Termination of Franchise Agreement
Exhibit R    -    Form of Interim Management Agreement
Exhibit S    -    Form of VCOC Letter Agreement

Schedules

Schedule A     -     Properties
Schedule 1.1(a)     -     Terminated Contracts
Schedule 1.1(b)     -     Surveys
Schedule 2.4         -     Allocated Purchase Price
Schedule 3.1(c)     -     Required Consents
Schedule 3.2(a)(i)     -     Material Contracts
Schedule 3.2(a)(ii)     -     Assumed Material Contracts
Schedule 3.2(b)     -     Space Leases
Schedule 3.2(c)     -     Supplemental Leases
Schedule 3.2(f)     -     Purchase Options
Schedule 3.2(j)     -     Employee Matters
Schedule 3.2(l)     -     Management Agreements
Schedule 3.2(m)     -     Franchise Agreements
Schedule 3.2(n)     -     Condominium Documents
Schedule 9.1        -    Transfer Tax Allocation
Schedule 10.13     -    2012 Capital Projects; Capital Budgets

AGREEMENT OF PURCHASE AND SALE
AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 9th day of July, 2012, by and between each of the entities listed on Schedule A attached hereto (individually, a “Seller”; collectively, the “Sellers”) and DiamondRock Hospitality Company, a Maryland corporation (the “Buyer”).
Background
A.The Sellers are the owners of the land, buildings and other improvements constituting the “Property” listed in the column entitled “Properties” opposite their names on Schedule A attached hereto and made a part hereof (individually a “Property”; collectively, the “Properties”). The Properties together with the Asset-Related Property (as defined below) with respect to each Property shall be referred to herein, collectively, as the “Assets”.

B.The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Assets on the terms and conditions hereinafter set forth.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1. Defined Terms
The capitalized terms used herein will have the following meanings.
“Accounts Payable” means all accrued amounts owed by the Sellers as of the Cut-Off Time and arising out of the ownership and operation of the Properties; provided, however, the term Accounts Payable does not include Booking Deposits.
“Accounts Receivable” means all accrued amounts owed to the Sellers as of the Cut-Off Time and arising out of the ownership or operation of the Properties, whether or not past due and whether or not a bill or statement has been presented to the Person owing such amount, including the following: room, food and beverage charges; telephone or telecopy charges; valet charges; charges for other services or merchandise; charges for banquets, meeting rooms, catering and the like; sales, use and occupancy taxes due from the consumers of goods and services; amounts owed from credit card companies pursuant to signed credit card receipts, whether or not such credit card receipts have been delivered by the Sellers to the applicable credit card companies; and deposits or prepayments made by or held for the account of the Sellers (including any utility deposits, and any deposits or prepayments made by a Manager for the account of a Seller).
“Additional Rent” shall have the meaning assigned thereto in subsection 10.1(a).
“Agreement” shall mean this Agreement of Purchase and Sale and all amendments hereto,

together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time.
“Allocated Purchase Price” shall have the meaning assigned thereto in Section 2.4.
“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
“Asset File” shall mean the materials with respect to the Assets made available to the Buyer or its representatives on an online data website, as evidenced by a print out of the index of the materials available on such website as of the date which is two days prior to the Closing Date, or any other materials with respect to the Assets previously delivered to the Buyer or its representatives by or on behalf of the Sellers.
“Asset-Related Property” shall have the meaning assigned thereto in subsection 2.1(b).
“Assets” shall have the meaning assigned thereto in “Background” paragraph A.
“Assigned Accounts Receivable” shall have the meaning assigned thereto in subsection 10.8(b)(i).
“Assignment of Assumed Supplemental Leases” shall have the meaning assigned thereto in subsection 6.1(e).
“Assignment of Contracts” shall have the meaning assigned thereto in subsection 6.1(d).
“Assignment of Franchise Agreement” shall have the meaning assigned thereto in subsection 6.1(g).
“Assignment of Leases” shall have the meaning assigned thereto in subsection 6.1(c).
“Assignment of Licenses, Permits, Warranties and General Intangibles” shall have the meaning assigned thereto in subsection 6.2(f).
“Assignment of Management Agreement” shall have the meaning assigned thereto in subsection 6.1(i).
“Assignment of Union Contract” shall have the meaning assigned thereto in subsection 6.1(f).
“Assumed Contracts” shall mean all Contracts other than the Terminated Contracts.
“Assumed Material Contracts” shall mean the Assumed Contracts which are Material Contracts.
“Assumed Supplemental Leases” shall mean, subject to section 14.2, the Supplemental Leases.
“Balance of the Cash Consideration” shall have the meaning assigned thereto in subsection

2.2(b)(ii).
“Basket Limitation” shall mean an amount equal to $333,000.
“Benefits Credit” shall have the meaning assigned thereto in Section 10.17.
“Bill of Sale” shall have the meaning assigned thereto in subsection 6.2(e).
“Booking Deposit” shall mean all room reservation deposits, public function, banquet, food and beverage deposits and other deposits or fees for Bookings.
“Bookings” shall mean all bookings and reservations for guest, conference and banquet rooms or other facilities, if applicable, at the Properties.
“Books and Records” shall have the meaning assigned thereto in subsection 2.1(b)(ix).
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.
“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Buyer Deloitte Fee Cap” shall have the meaning assigned thereto in Section 9.1.
“Buyer Fundamental Representations” shall have the meaning assigned thereto in subsection 11.3(b).
“Buyer Material Adverse Effect” means any effect, event, development or change, which, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, financial condition or results of operations of the Buyer and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether there has occurred a Buyer Material Adverse Effect: (A) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (B) changes in Applicable Law or tax, regulatory, political or business conditions that, in each case, generally affect the business or industry in which the Buyer and its subsidiaries (taken as a whole) operate; (C) changes in GAAP or interpretation thereof after the date hereof; (D) acts of war (whether declared or undeclared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (E) flood, earthquakes, hurricanes, other severe weather or other natural disasters; (F) the negotiation, announcement of the execution or the performance of this Agreement, (G) any change arising from compliance with the terms of this Agreement; or (H) any action taken by the Buyer or its subsidiaries at the request or with the written consent of any Seller; provided, that any effect, event, development or change referenced in clauses (A) through (E) above shall be considered in determining whether there has been or is a Buyer Material Adverse Effect if such effect, event, development or change affects the Buyer and its subsidiaries in a disproportionate manner as compared to other participants in the hospitality industry that operate in the geographic regions affected by such effect, event, development or change. The parties agree that the mere fact of a decrease in the market price of the shares of the Company's Common Stock shall not, in and of itself, constitute a Buyer Material Adverse Effect, but any effect, event, development or change underlying such decrease not otherwise excluded in clauses (A) through (H) above shall be considered in determining whether there has been or is a Buyer Material Adverse Effect.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.
“Buyer-Waived Breach” shall have the meaning assigned thereto in subsection 11.3(a).
“Buyer Reports” shall have the meaning assigned thereto in subsection 4.1(g)(i).
“Buyer's Consultant” shall have the meaning assigned thereto in subsection 15.2(b).
“Buyer's Knowledge” shall mean the actual knowledge of the Buyer based upon the actual knowledge of Chris King and William Tennis, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person. None of the named individuals shall have any personal liability by virtue of their inclusion in this definition.
“Buyer's Leasing Costs” shall have the meaning assigned thereto in Section 10.7.
“Cap Limitation” shall mean an amount equal to $11,550,000.
“Cash Consideration” shall have the meaning assigned thereto in subsection 2.2(a).
“Cash Consideration Election” shall have the meaning assigned thereto in subsection 5.1(b).
“Closing” shall have the meaning assigned thereto in subsection 2.3(a).
“Closing Date” shall have the meaning assigned thereto in subsection 2.3(a).
“Closing Month” shall have the meaning assigned thereto in subsection 10.1(a).
“Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to this Agreement, including, without limitation, each of the documents to be delivered by the Sellers pursuant to Section 6.2 and by the Buyer pursuant to Section 6.1.
“Closing Statement” shall have the meaning assigned thereto in subsection 6.1(r).
“Club” means any gym or health club membership program at any Property.
“Club Initiation Fees” shall mean the initiation deposits or fees payable by a prospective member of a Club upon the purchase of a membership in such Club.
“Club Membership Dues” means the monthly membership dues payable by members of a Club pursuant to the membership documents relating to such Club.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.
“Common Stock” shall have the meaning assigned thereto in subsection 4.1(f)(i).
“Condominium” means the condominium regime established at the Westin San Diego Property pursuant to its Condominium Documents.
“Condominium Documents” shall have the meaning assigned thereto in subsection 3.2(n).

“Condominium Estoppel” shall have the meaning assigned thereto in Section 14.5.
“Consumables” shall have the meaning assigned thereto in subsection 2.1(b)(iii).
“Contracts” shall mean, collectively, all agreements or contracts of any Seller relating to the ownership, operation, maintenance and management of the relevant Property, or any portion thereof, but excluding the Bookings, the Booking Deposits, the Space Leases, the Supplemental Leases, the Management Agreements, the Franchise Agreements, the Union Agreement, the Terminated Contracts and any documents evidencing or securing the Existing Financing.
“Cut-Off Time” shall have the meaning assigned thereto in the introductory paragraph to Article X.
“DC Act” shall have the meaning assigned thereto in subsection 15.22(b).
“Deed” shall have the meaning assigned thereto in subsection 6.2(a).
“Deficiency Amount” shall have the meaning assigned thereto in subsection 10.20(b).
“Deloitte Fees” shall have the meaning assigned thereto in Section 9.1.
“Depositor” shall have the meaning assigned thereto in subsection 15.20(b).
“Earnest Money” shall have the meaning assigned thereto in subsection 2.2(b)(i).
“Effective Date” shall mean the date of this Agreement.
“Employees” means all individuals who are employed on a full-time or part-time basis at, or with respect to, the applicable Properties.
“Environmental Claims” shall mean any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Materials over, on, in or under any Property, or the violation of any Environmental Laws with respect to any Property.
“Environmental Laws” means any Applicable Laws which regulate or control (i) Hazardous Materials, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Materials or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
“Environmental Liabilities” means any liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation,

any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Materials or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on any Property and whether or not arising from the operations or activities with respect to any Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Materials.
“Escrow Account” shall have the meaning assigned thereto in Section 15.4.
“Escrow Agent” shall have the meaning assigned thereto in subsection 2.2(b)(i).
“Exchange Act” shall have the meaning assigned thereto in subsection 4.1(g)(i).
“Excluded Assets” shall have the meaning assigned thereto in subsection 2.1(c).
“Existing Financing” shall mean the mortgage loans and/or mezzanine loans encumbering the Sellers' direct or indirect interests in one or more Properties.
“Existing Financing Liens” shall have the meaning assigned thereto in subsection 8.3(a).
“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.
“Fixed Rents” shall have the meaning assigned thereto in subsection 10.1(a).
“Franchise Agreements” shall mean the hotel franchise agreement or license agreement and related documents pursuant to which any Property is being operated under a brand name, together with all amendments and modifications thereto.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“Governmental Authority” shall mean any federal, state, local or foreign government or other political subdivision thereof, including, without limitation, any agency, court or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.
“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at any Property as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at such Property, any restaurant, bar or banquet services, or any other goods or services provided to such guest or customer by or on behalf of any Seller (or a Manager on behalf of Seller).
“Hazardous Materials” shall have the meaning assigned thereto in subsection 7.2(a)(i).
“Hilton” means Hilton Worldwide, Inc., together with its successors and assigns.
“Hilton Boston Property” shall have the meaning assigned thereto on Schedule A.
“Hilton Burlington Property” shall have the meaning assigned thereto on Schedule A.
“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in subsection 15.3(b).
“Interim Management Agreement” shall have the meaning assigned thereto in subsection 6.1(j).
“Leasing Costs” shall mean, with respect to a particular Space Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Space Lease to the landlord under another lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, free rent periods, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease.
“LodgeNet Agreements” means (A) with respect to the Hilton Boston Property, (i) that certain LodgeNet Free-to-Guest Agreement by and between W-Boston, LLC d/b/a Hilton Boston Financial Center, and LodgeNet Interactive Corporation, dated September 27, 2011, as amended by that certain Amendment to the LodgeNet Free-to-Guest Agreement by and between W-Boston, LLC d/b/a Hilton Boston Financial Center, and LodgeNet Interactive Corporation, dated October 28, 2011 and (ii) that certain Lodgenet Interactive Television Agreement, by and between W-Boston, LLC and LodgeNet Interactive Corporation, dated September 27, 2011, (B) with respect to the Westin Washington DC Property, that certain LodgeNet SigNETure TV HD Agreement by and between Wind DC Owner L.L.C., and Lodgenet Entertainment Corporation, dated as of October 23, 2007, as amended by that certain Lodgenet Free-to-Guest Addendum by and between Wind DC Owner L.L.C., and LodgeNet Entertainment Corporation, dated October 23, 2007, as further amended by that certain Amendment to the Lodgenet SigNETure TV HD Agreement by and between Wind DC Owner L.L.C., and LodgeNet Interactive Corporation, dated January 9, 2009, as further amended by that certain Amendment to the LodgeNet SigNETure TV HD Agreement dated March 29, 2010 and (C) with respect to the Westin San Diego Property, LodgeNet SigNETure TV HD Agreement by and between W-Emerald, LLC, and Lodgenet Entertainment Corporation, dated as of November 2, 2007, as amended by that certain Lodgenet Free-to-Guest Addendum by and between W-Emerald, LLC, and LodgeNet Entertainment Corporation, dated November 2, 2007, as further amended by that certain Amendment to the LodgeNet Free-To-Guest Addendum to the SigNETture TV HD Agreement dated June 17, 2009, that certain Amendment to the LodgNet SigNETure TV HD Agreement dated as of April 5, 2011, that certain Amendment to the LodgeNet SigNETure TV HD Agreement dated as of June 27, 2011, that certain Amendment to the LodgNet SigNETure TV HD Agreement dated as of November, 2011, that certain Amendment to the LodgeNet SigNETure TV HD Agreement dated as of June 27, 2011, that certain Amendment to the LodgNet SigNETure TV HD Agreement dated as of April 5, 2011, that certain Amendment to the LodgeNet SigNETure TV HD Agreement dated as of January 23, 2012, and that certain Amendment to the LodgNet SigNETure TV HD Agreement dated as of April 5, 2011, that certain Amendment to the LodgeNet SigNETure TV HD Agreement dated as of May 21, 2012.

“Losses” shall have the meaning assigned thereto in Section 11.1.
“Management Agreements” shall mean, with respect to each Property, the management agreement between the applicable Seller, as owner and the applicable Manager, as manager, for the management and operation of such Property, and all amendments and modifications thereto.
“Manager” shall mean the manager under each Management Agreement.
“Material Contracts” shall mean all Contracts, other than those Contracts which are terminable on 30 days' notice without cost or penalty and require the payment of no more than $50,000 in any calendar year.
“National Service Contracts” shall mean any Contract to which a Seller, an affiliate of Seller or a Manager is a party which provides for services to one or more of the Properties and to other assets or properties of the Sellers, their affiliates or such Manager.
“New Lease” shall have the meaning assigned thereto in subsection 3.4(d).
“Other Title Companies” shall mean Chicago Title Insurance Company, Fidelity National Title Insurance Company and National Land Tenure.
“Permitted Exceptions” shall mean all of the following: (i) applicable zoning and building ordinances and land use regulations, (ii) the matters set forth on the Surveys, (iii) the liens, encumbrances, restrictions, exceptions and other matters set forth in the Title Pro Formas as exceptions or exclusions from coverage, (iv) the lien of real estate taxes and assessments not yet due and payable as of the Closing Date, (v) any exceptions caused by the Buyer, its agents, representatives or employees, (vi) such other exceptions as the Title Company shall commit to insure over without any additional cost to the Buyer in a manner reasonably acceptable to the Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of the Sellers or otherwise, (vii) the rights of the tenants under the Space Leases as tenants only, and (viii) all other matters that arise subsequent to the Effective Date that are approved (or deemed approved) by the Buyer under subsection 8.3(b) hereof.
“Personal Property” shall have the meaning assigned thereto in subsection 2.1(b)(ii).
“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.
“Plans and Specifications” shall have the meaning assigned thereto in subsection 2.1(b)(x).
“Post-Effective Date Fines” shall have the meaning assigned thereto in subsection 8.3(c).
“Preferred Stock” shall have the meaning assigned thereto in subsection 4.1(f)(i).
“Properties” or “Property” shall have the meaning assigned thereto in “Background” paragraph A.
“Purchase Price” shall have the meaning assigned thereto in subsection 2.2(a).
“Recapture Right” shall have the meaning assigned thereto in Section 14.2.
“Recognized Gift Certificate” shall have the meaning assigned thereto in Section 10.15.
“Registration Rights Agreement” shall have the meaning assigned thereto in subsection 6.1(k).
“REIT” shall have the meaning assigned thereto in subsection 4.1(i).

“Rejected Contract” shall have the meaning assigned thereto in Section 14.6.
“Rents” shall have the meaning assigned thereto in subsection 10.1(a).
“Reporting Person” shall have the meaning assigned thereto in subsection 15.3(b).
“Required Consent” shall have the meaning assigned thereto in Section 14.6.
“Required Franchisor/Manager Consent” shall have the meaning assigned thereto in subsection 14.1(a).
“Retail Merchandise” shall have the meaning assigned thereto in subsection 2.1(b)(vii).
“San Diego Business Center Lease” shall mean that certain Office Lease for Emerald Plaza dated June 2, 1998, by and between 400 West Broadway LLC, as landlord, and Patriot American Hospitality Operating Partnership LP, as tenant, as amended by the First Amendment to Office Lease dated May 8, 2001, by and between 400 West Broadway LLC and Patriot American Hospitality Operating Partnership LP, as amended by the Second Amendment to Office Lease dated June 30, 2004 between NNN Emerald Plaza (successor in interest to 400 West Broadway LLC) and W-Emerald LLC, as further amended by the Third Amendment to Office Lease dated July 1, 2009, between RREEF America REIT II Corp., GGGG (successor in interest to NNN Emerald Plaza), as landlord, and W-Emerald, LLC, as tenant.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Financials” shall mean the audited financial statements of the Sellers and certain affiliates of the Sellers for certain historical periods during which the Properties and/or certain assets other than the Properties agreed upon by the parties were owned and under the control of the Sellers and/or such affiliates.
“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.
“Seller Verification Notice” shall have the meaning assigned thereto in subsection 15.20(b).
“Seller-Waived Breach” shall have the meaning assigned thereto in subsection 11.3(b).
“Sellers” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Sellers' Knowledge” shall mean the actual knowledge of the Sellers based upon the actual knowledge of Glenn Alba and Tyler Henritze with respect to all of the Assets, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person. None of the named individuals shall have any personal liability by virtue of their inclusion in this definition.
“Sellers' Leasing Costs” shall have the meaning assigned thereto in Section 10.7.
“Space Leases” shall mean all leases (other than the Supplemental Leases), licenses and other occupancy agreements for all or any portion of the Properties.
“Supplemental Leases” shall mean all leases and subleases pursuant to which a Seller holds a leasehold or subleasehold interest or other right to occupy real property and under which such Seller is a tenant, subtenant or occupant thereunder, other than the Space Leases.
“Survey” shall mean the survey of each Property described on Schedule 1.1(b) hereto.
“Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, intangible taxes, levies, imposts, duties, charges, fees (including impact fees), assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not..
“Tenants” shall mean the tenants under the Space Leases.
“Terminated Contracts” shall mean (a) the Contracts set forth on Schedule 1.1(a), (b) the WHM Management Agreement, (c) the Supplemental Leases other than the Assumed Supplemental Leases and (d) the Terminated Franchise/Management Agreements.
“Terminated Franchise/Management Agreement” shall have the meaning assigned thereto in subsection 14.1(a).
“Termination Amounts” shall have the meaning assigned thereto in subsection 14.1(a).
“Termination of Franchise Agreement” shall have the meaning assigned thereto in subsection 6.1(h).
“Title Affidavit” shall have the meaning assigned thereto in Section 8.5.
“Title Company” shall mean First American Title Insurance Company.
“Title Pro Forma” shall mean, with respect to each Property, the pro forma owner's title policy of insurance issued by the Title Company and attached hereto as Exhibit O.
“Title Policy” shall have the meaning set forth in Section 8.4.
“Transfer Notice” shall have the meaning assigned thereto in subsection 6.1(l).
“Union Agreement” shall mean (i) that certain Agreement effective as of June 1, 2012, by and between UNITE HERE Local 26, and WHM LLC and (ii) that certain Memorandum of Agreement, dated May 25, 2012, by and between UNITE HERE Local 26, and WHM LLC.
“Union Benefit Plans” shall mean all employee benefit plans provided for in the Union Agreement.
“Union Represented Employees” shall have the meaning assigned thereto in subsection 14.4(a).
“VCOC Letter Agreement” shall have the meaning assigned thereto in subsection 6.1(s).
“Violations” shall mean all violations of Applicable Law now or hereafter issued or noted.

“Voluntary Encumbrance” shall mean with respect to each Property, liens or encumbrances that are affirmatively placed or caused to be placed on such Property by the Sellers; provided, however, that the term “Voluntary Encumbrance” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exceptions that are approved, waived or deemed to have been approved or waived by the Buyer; and (c) any title exceptions which, pursuant to a Space Lease for the Property or otherwise, are to be discharged by a Tenant or occupant of the Property.
“WARN Act” shall mean the Worker's Adjustment and Retraining Notification Act of 1988, and any similar state and local law applicable, as amended from time to time, and any regulations and guidance issued pursuant thereto.
“Washington DC Taxing Authority” shall mean the Office of Tax and Revenue of the Government of the District of Columbia.
“Westin DC Audit Notice” shall mean that certain letter dated April 6, 2012, from the Washington DC Taxing Authority to the Westin DC Owner with respect to the audit of Westin DC Owner relating to (i) personal property taxes for the years ended June 30, 2010 through June 30, 2012 and (ii) sales and use taxes for July 1, 2009 through June 30, 2012.
“Westin DC Owner” shall have the meaning set forth on Schedule A.
“Westin San Diego Property” shall have the meaning assigned thereto on Schedule A.
“Westin Washington DC Property” shall have the meaning set forth on Schedule A.
“WHM” shall mean WHM LLC, a Delaware limited liability company.
“WHM Management Agreement” shall mean the Management Agreement dated December 2, 2010, between WHM and W-Boston, LLC.
ARTICLE II
SALE, CONSIDERATION AND CLOSING

Section 2.1
Sale of Assets. (a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from each of the Sellers, all of the Assets. It is understood and expressly agreed that the closings of the sale and purchase of all the Assets shall occur contemporaneously, that the Sellers have no obligation to sell, and the Buyer has no right to purchase, less than all of the Assets, and the sale of the Assets may not close unless the purchase of all of the Assets closes contemporaneously.
(b) The transfer of each Asset to the Buyer shall include the transfer of all Asset-Related Property with respect to the related Property. For purposes of this Agreement, “Asset-Related Property” shall mean the following:

(i)all of the relevant Seller's right, title and interest in and to all easements, rights of way, privileges, covenants, common interests and other rights appurtenant to said Property and all right, title and interest of the relevant Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining said Property and to the center line thereof;

(ii)all personal property, operating equipment and furniture, fixtures, equipment, tools, supplies and other personal property, including any vehicles (collectively, the “Personal Property”) (except items owned or leased by Tenants, any Franchisor or any Manager or which are leased by the relevant Seller (in which case the Buyer shall be assigned any rights and/or interests such Seller may have in any such items to the extent assignable) owned by the Sellers which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property;

(iii)all food and beverages (alcoholic, to the extent transferable by this Agreement and under applicable law, and non-alcoholic); engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Properties, which are on hand on the date of this Agreement subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however, the Personal Property (collectively, the “Consumables”);

(iv)to the extent they may be transferred under Applicable Law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the relevant Property as it is presently being operated;

(v)to the extent assignable, all warranties and guarantees issued to the relevant Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;

(vi)to the extent assignable, all of the relevant Seller's right, title and interest in all other intangibles associated with the applicable Property, including, without limitation, house bank funds, Assigned Accounts Receivable, Bookings, goodwill, all URLs and websites, logos, designs, trade names, building names, trademarks related to the property and other general intangibles relating to such Property, and all telephone exchange numbers specifically dedicated and identified with such Property, other than any such intangibles owned or held by Tenants, any Franchisor or any Manager;

(vii)all merchandise located at the Properties and held for sale to guests and customers thereof, or ordered for future sale at any Property as of the Cut-Off Time, but not including any such merchandise owned by any Tenant, Franchisor or Manager at any Property (“Retail Merchandise”);

(viii)all Space Leases and Assumed Contracts and all security and escrow deposits held by the relevant Seller in connection with any such Space Lease or Assumed Contract;

(ix)all books and records, including without limitation tenant files, tenant lists and tenant marketing information relating to the relevant Property, each to the extent in the applicable Seller's possession or reasonably obtainable by such Seller (the “Books and Records”); and

(x)the plans and specifications, engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Properties, each to the extent in the Sellers' possession (or reasonably obtainable by the Sellers) (the “Plans and Specifications”).

(c) Notwithstanding anything to the contrary contained in this Agreement, the it is expressly agreed by the parties hereto that the following items are expressly excluded from the Assets to be sold to the Buyer (collectively, the “Excluded Assets”):

(i)Cash. Subject to Section 10.6 of this Agreement, all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership, operation or management of any Property, including, without limitation, any cash held in any reserves or escrow in connection with the Existing Financing and reserves maintained by the Sellers or any Manager pursuant to the terms of any Management Agreement;

(ii)Third Party Property. Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract, (B) the tenant under any Space Lease, (C) any Employees, (D) any guests or customers of any Property, or (E) any Manager or Franchisor, but excluding (i.e., the following shall be included in Asset-Related Property and transferred to the Buyer at Closing) any rights and/or interests the Sellers may have in the foregoing; and

(iii)Insurance Claims. Any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date, other than insurance claims and proceeds which are to be assigned to the Buyer pursuant to the terms of Section 9.2 of this Agreement in connection with a casualty.

Section 2.2        Purchase Price

(a)The aggregate consideration to be paid by the Buyer to the Sellers for the Assets shall be $495,000,000 (the “Purchase Price”), which shall consist of (i) cash in an amount equal to $420,000,000 (the “Cash Consideration”) and (ii) a whole number of shares of newly-issued Common Stock, par value of $0.01 per share, of the Buyer (the “Share Consideration”) equal to (A) $75,000,000 divided by (B) the closing price of the Common Stock on the New York Stock Exchange on July 9, 2012, provided that such number of shares shall not be greater than 7,500,000 or less than 7,142,857. The Purchase Price shall be paid to the Sellers as follows:

(i)Simultaneously with the execution of this Agreement, the Buyer is delivering to First American Title Insurance Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to $50,000,000 (together with all accrued interest thereon, the “Earnest Money”) in immediately available funds by wire transfer to the Escrow Account. The Earnest Money shall be non-refundable to the Buyer except as expressly provided in this Agreement;

(ii)At the Closing, (A) the Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Balance of the Cash Consideration, and (B) the Buyer shall register the Share Consideration in the name of the applicable Seller or its designee by book entry in an account or accounts designated by the Sellers, free and clear of all liens (other than those imposed by the Buyer's organizational documents, the transfer restrictions imposed by the Registration Rights Agreement and federal and state securities laws); provided, however, that the Share Consideration shall be proportionately adjusted to reflect any share splits, combination of shares, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Common Stock of the Buyer or any transaction in which the Common Stock is converted into other securities or cash, in each case, occurring between the date of this Agreement and the Closing Date. “Balance of the Cash Consideration” means (i) the Cash Consideration, as such amount may be adjusted pursuant to the terms of Article X hereof, minus (ii) the Earnest Money.

(b)Upon delivery to Escrow Agent by the Buyer, the Earnest Money will be deposited by Escrow Agent in the Escrow Account, which shall be an interest-bearing account acceptable to the Buyer and the Sellers and shall be held in escrow in accordance with the provisions of Section 15.4. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with the terms of this Agreement.

(c)No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

Section 2.3         The Closing

(a)Subject to the provisions of subsection 2.3(c) and subsection 5.1(b), the closing of the sale and purchase of the Assets (the “Closing”) shall take place on July 12, 2012 (the “Closing Date”), TIME BEING OF THE ESSENCE with respect to such obligations hereunder on the Closing Date.

(b)The Closing shall be held on the Closing Date at 10:00 A.M. (EDT) by mutually acceptable escrow arrangements. There shall be no requirement that the Seller and the Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent unless the parties hereto mutually agree otherwise. The Buyer and the Seller hereby authorize their respective attorneys to execute and deliver to the Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided, however, that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

(c)The Buyer shall have the right to adjourn the Closing for a period of up to 10 Business Days by delivery of written notice to the Sellers. Such notice shall be delivered to the Sellers no later than 5:00 p.m. EDT on July 11, 2012, shall state that the Buyer is exercising its right under this subsection 2.3(c) to adjourn the Closing Date, and shall specify the adjourned Closing Date. If the Buyer fails to deliver written notice which complies with the provisions of this subsection 2.3(c) on or prior to the date and time specified in the immediately preceding sentence, then the Buyer's right to adjourn the Closing Date pursuant to this subsection 2.3(c) shall automatically terminate and be of no further force or effect.

Section 2.4        Allocated Purchase Price

The Sellers and the Buyer hereby agree that the Purchase Price shall be allocated among the Properties as set forth on Schedule 2.4 (the “Allocated Purchase Price”) for federal, state and local tax purposes, and further allocated, as applicable, in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law). The Buyer and each Seller shall (i) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocated Purchase Price, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price and (ii) file all federal, state and local tax returns and related tax documents consistent with such allocations, as the same may be adjusted pursuant to the terms of Article X or any other provisions of this Agreement, and not take any position (whether in audits, tax returns or otherwise) inconsistent with such allocations unless otherwise required by Applicable Law. Notwithstanding anything in this Agreement to the contrary, no amendment to the Allocated Purchase Price shall be effective without the approval and consent of the Buyer and the Sellers.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF THE SELLERS

Section 3.1        General Seller Representations and Warranties
Each Seller hereby represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date as follows:
(a)Formation; Existence. It is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)Power and Authority. It has all requisite limited liability company power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing, and assuming due authorization, execution and delivery by the Buyer, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity)).

(c)No Consents. Except as set forth in Schedule 3.1(c), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person is required to be obtained or made in connection with such Seller's execution, delivery and performance of this Agreement, the Closing Documents to which it is a party or any of the transactions required or contemplated hereby or thereby.

(d)No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party does not and will not (with or without notice or lapse of time or both) (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is bound or subject or (iii) violate any Applicable Law relating to it or its properties.
(e)Foreign Person. It is not a “foreign person” as defined in Section 1445 of the Code and the regulations issued thereunder.

(f)Anti-Terrorism Laws. It is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Authority relating thereto.

(g)Knowledge and Experience. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Buyer and is able to bear such risks, and has obtained, in its judgment, sufficient information to evaluate the merits and risks of such investment. It has evaluated the risks of investing in the Buyer, understands there are substantial risks of loss incidental to the acquisition of the Share Consideration and has determined that it is a suitable investment for such Seller.

(h)Accredited Investor Status. It is an “accredited investor” within the meaning of Rule 501(a) promulgated under Regulation D of the Securities Act. To the extent it is acquiring Share Consideration, it is doing so without a view to any resale or distribution thereof; provided, however, that it reserves the right, subject to the transfer restrictions set forth in the Registration Rights Agreement, to sell or otherwise dispose of all or any portion of the Share Consideration pursuant to a registration statement or exemption under the Securities Act, and in compliance with applicable “blue sky” laws.

Section 3.2        Representations and Warranties of the Sellers as to the Assets
Each Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
(a)Material Contracts. To the Sellers' Knowledge, Schedule 3.2(a)(i) sets forth a correct and complete list of the Material Contracts (and any amendments or modification thereof) affecting any Property. Schedule 3.2(a)(ii) sets forth a list of all Assumed Material Contracts affecting any Property and, except as set forth on Schedule 3.2(a)(ii), (A) the Seller has delivered or made available to the Buyer true and complete copies of such Assumed Material Contracts, and (B) neither the Sellers nor to the Sellers' Knowledge, Managers have given or received any written notice of any breach or default under any such Assumed Material Contract that has not been cured.

(b)Space Leases. Schedule 3.2(b) sets forth a correct and complete list of all Space Leases at each Property as of the date hereof. Such Space Leases (i) have not been amended, supplemented or otherwise modified except as stated in Schedule 3.2(b), and (ii) contain the entire agreement between the relevant landlord and the tenants named therein. Except as set forth on Schedule 3.2(b), (a) the Sellers have delivered or made available to the Buyer true and complete copies the Space Leases, (b) neither the Sellers nor to the Sellers' Knowledge, the applicable Manager, has given or received any written notice of any breach or default under any Space Lease that has not been cured. (c) to the Sellers' Knowledge, the Space Leases are in full force and effect, and (d) the rent roll provided by the

Sellers is complete and accurate in all material respects and reflects any tenant arrearages and security deposits held by the Sellers under the Space Leases as of the date hereof. Schedule 3.2(b) identifies all Leasing Costs that are outstanding as of the date hereof.

(c)Supplemental Leases. Schedule 3.2(c) sets forth a correct and complete list of all Supplemental Leases as of the date hereof. Except as set forth on Schedule 3.2(c), (i) the Sellers have delivered or made available to the Buyer true and complete copies of each Assumed Supplemental Lease, including any amendments or modifications thereto, (ii) each Assumed Supplemental Lease contains the entire agreement between the relevant Seller and the landlord named therein, (iii) neither the Sellers nor, to the Sellers' Knowledge, the applicable Manager, has given or received any written notice of any breach or default under any Assumed Supplemental Lease that has not been cured, (iv) to the Sellers' Knowledge, each Assumed Supplemental Lease is in full force and effect, and (v) Schedule 3.2(c) identifies any security deposits posted by the Sellers in respect of the Supplemental Leases.

(d)Condemnation. As of the date hereof, there are no condemnation or eminent domain proceedings pending or, to the Sellers' Knowledge, threatened in writing against any Property.

(e)Litigation. There are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to the Sellers' Knowledge, threatened in writing against any Seller or affecting any Seller or Property which, if determined adversely to such entity, would adversely affect such Seller or Property. No Seller is a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect such Seller or Property.

(f)Purchase Options. Except (1) as set forth on Schedule 3.2(f) hereto, (2) for the rights of hotel guests (as it relates to rights to occupy only), (3) the Permitted Exceptions and (4) for rights granted under any Space Leases (as it relates to rights to occupy only), Management Agreements, Franchise Agreements or Condominium Documents, there are no purchase contracts, rights of first offer, rights of first refusal, or other options or agreements of any kind, whereby any Person other than the Buyer has a right to lease, acquire title to or otherwise occupy all or any portion of any Property.

(g)Ownership of the Personal Property. The Sellers have good and valid title to the Personal Property and the same is (or will be at Closing) free and clear of all liens, charges and encumbrances, other than the rights of any vendors or suppliers under Contracts, any Permitted Exceptions and the rights, if any, of the Franchisor under any applicable Franchise Agreement and the Manager under any applicable Management Agreement.

(h)Environmental Matters. The Sellers have not received any written notice from any Governmental Authority of any material Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to any Property which has not been cured.
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(i)Bankruptcy. No Seller is debtor under any bankruptcy proceedings, voluntary or involuntary, and has not made an assignment for the benefit of its creditors.

(j)Employees. The Sellers do not employ any Employees. All Employees who provide services at the Properties are employees of the applicable Manager and not the applicable Seller. Except for the Union Agreement or as set forth on Schedule 3.2(j), (i) none of the Sellers or, to the Sellers' Knowledge, any Manager is a party to any collective bargaining agreement or other contract or agreement with any labor organization that will be binding upon the Buyer (or its manager) after the Closing, nor, to the Sellers' Knowledge, is any such agreement presently being negotiated, and there are no activities and proceedings of any labor organization to organize any Employees; (ii) to the Sellers' Knowledge, no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or threatened; (iii) to the Sellers' Knowledge, no material unfair labor practice charge or complaint is pending or threatened against Seller or any Manager with respect to Employees; (iv) to the Sellers' Knowledge, no material grievance or arbitration proceeding is pending or threatened, against the Sellers or any Manager with respect to any Employees and (v) to the Sellers' Knowledge, each Manager is currently operating the Properties in compliance in all material respects with all laws applicable to its employment practices. Since December 2, 2010, none of the Sellers have established, contributed to or otherwise participated in, any retirement, health insurance, vacation, pension, profit sharing, fringe benefit or other benefit plans relating to the operation or maintenance of the property. To the Sellers' Knowledge, since December 2, 2010, each employee benefit plan covering Employees has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, the Code and other Applicable Laws.

(k)Insurance. The Sellers have delivered (or made available to) the Buyer complete and correct copies of insurance certificates evidencing the insurance coverage with respect to each Property which is in place on the date hereof.

(l)Management Agreements. Schedule 3.2(l) sets forth a true and complete list of each Management Agreement affecting any Property as of the date hereof. Except as set forth on Schedule 3.2(l), (i) the Sellers have delivered or made available to the Buyer true and complete copies of each Management Agreement, and (ii) the Sellers have not given or received any written notice of any breach or default under such Management Agreement that has not been cured.

(m)Franchise Agreements. Schedule 3.2(m) sets forth a true and complete list of each Franchise Agreement affecting any Property as of the date hereof. Except as set forth on Schedule 3.2(m), (i) the Sellers have delivered or made available to the Buyer true and complete copies of each Franchise Agreement, and (ii) the Sellers have not given or received any written notice of any breach or default under such Franchise Agreement that has not been cured.

(n)Condominium Documents. Schedule 3.2(n) contains a true and complete list of the material written agreements governing any condominium regime relating to a Property, including any amendments or modification thereto (collectively, the “Condominium Documents”), and the Sellers have delivered (or made available) to the Buyer true and complete copies of such Condominium Documents. Except as set forth on Schedule 3.2(n), (i) the Sellers have not given or received any written notice of any breach or default under any Condominium Document that has not been cured, and (ii) to the Sellers' Knowledge, the Condominium Documents are in full force and effect.

(o)Gaming Activities. No Seller derives revenues from gambling activities at any Property.

(p)Seller Financials. To the Sellers' Knowledge, each of the statements of operations of the Properties for the year ended December 31, 2011 and the interim period ended May 31, 2012 and comparable prior year period ended May 31, 2011 fairly presents in all material respects the results of operations of the Properties for the periods set forth therein. These financial statements have not been subject to the interim review procedures of an independent registered public accounting firm or to a year end audit.  As such, these results may be subject to normal and recurring adjustments that arise during such procedures.

Section 3.3        Amendments to Schedules; Limitations on Representations and Warranties of the Sellers

(a)The Sellers shall have the right to amend and supplement the representations and warranties of the Sellers contained in this Agreement (including any schedules attached hereto) from time to time prior to the Closing to reflect changes since the Effective Date by providing a written copy of such amendment or supplement to the Buyer; provided, however, that (i) the Sellers shall not have the right to amend or supplement the representations and warranties of the Sellers contained in this Agreement to reflect any change in facts or circumstances that arises or results from a breach by the Sellers of the terms of this Agreement, and (ii) any amendment or supplement to the representations and warranties of the Sellers contained in this Agreement shall have effect only for purposes of limiting the defense and indemnification obligations of the Sellers post-Closing (should the Buyer elect to close notwithstanding any failure of the condition set forth in Section 5.2(a) to be satisfied) for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement, and shall have no effect for purposes of determining whether the condition to the Buyer's obligation to close set forth in subsection 5.2(a) has been satisfied. Notwithstanding the foregoing, if the Buyer elects to close with the knowledge of, and notwithstanding, any such failure of a condition to its obligation to close, then the Buyer shall not be entitled to bring any claims against the Sellers following the Closing due to a breach of a representation or warranty based on any amendment or supplement described in this subsection 3.3(a).

(b)Notwithstanding anything in this Agreement to the contrary, if the representations and warranties relating to the Space Leases, Material Contracts, Assumed Material Contracts, Management Agreements, Supplemental Leases or Franchise Agreements set forth in Section 3.2 and the status of the tenants and contract parties thereunder (other than the Sellers or their affiliates) were true and correct as of the date of this Agreement, no change in circumstances or status of such tenants or contract parties (e.g., defaults, bankruptcies or other adverse matters relating to such tenants or contract parties) occurring after the date hereof shall permit the Buyer to terminate this Agreement or constitute grounds for the Buyer's failure to close unless such change in circumstance or status is caused by a breach by the Sellers of their obligations under this Agreement.

Section 3.4        Covenants of the Sellers Prior to Closing
From the date hereof until Closing, the Sellers shall:
(a)Insurance. Keep the Properties insured against fire and other hazards covered by the insurance policies maintained (or policies that are similar in all material respects) by the Sellers on the date of this Agreement.

(b)Operation. Operate and maintain each Property in the ordinary course of business and generally consistent with the Sellers' past practices with respect to such Property (including, without limitation, levels of FF&E, Consumables, Personal Property and other Asset-Related Property, and acceptance and pursuit of Bookings), except that the Sellers shall not be required to make any capital improvement or replacements to such Property.

(c)New Contracts. Not enter into any new third party Contracts or Supplemental Leases relating to any Assets, nor amend, supplement, waive any rights under, grant any consents under (other than mandatory consents pursuant to the terms thereof), terminate or otherwise modify any Assumed Contract, Assumed Supplemental Lease, Management Agreement or Franchise Agreement without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer's reasonable discretion, provided, however:

(i)the Buyer's consent shall not be required with respect to any Contract or Supplemental Lease that (A) is entered into by a Seller in the ordinary course of business at, or for the benefit of, such Seller's Property, (B) is terminable on 30 days' notice without cost or penalty to the Buyer and (C) requires the payment of no more than $25,000 in any calendar year.
(ii)the Buyer's consent shall not be required with respect to any Contract which does not meet the requirements of clauses (A) through (C) of clause (i) above but is entered into by a Seller in connection with emergency maintenance or repairs at a Property; provided that such Seller shall pay all of the costs of such emergency maintenance or repairs and promptly notify the Buyer of the existence of same and provide a copy of the applicable documentation.
(iii)the Buyer shall not unreasonably withhold its consent to any Contract which does not meet the requirements of clause (A) through (C) of clause (i) above but which is entered into by such Seller in connection with tenant improvement work such Seller is required to perform for a Tenant pursuant to the express terms of a Space Lease.

If a Seller enters into any third party Contract or Supplemental Lease after the date of this Agreement with the approval of the Buyer or as permitted in clause (i) through (iii) above, then such Contract or Supplemental Lease shall be included in the definition of “Assumed Contract” or “Assumed Supplemental Lease” and added to Schedule 3.2(a)(ii) (to the extent such Contract is a Material Contract) or Schedule 3.2(c), as applicable, and shall be assigned to and assumed by the Buyer at the Closing in accordance with this Agreement. If the Buyer does not reject or approve a new Contract or Supplemental Lease, or an amendment or modification to a Contract, Supplemental Lease, Management Agreement or Franchise Agreement within five Business Days after receipt of a copy thereof and express written request which contains an all-caps, boldface reference to this Section 3.4(c) and the deemed consent provisions hereof, then the Buyer shall be deemed to have approved such Contract, Supplemental Lease or amendment or modification. Nothing in this Section 3.4(c) shall be deemed to restrict the Sellers' ability to enter into Bookings in the ordinary course of business.
(d)New Space Leases. Not enter into any new Space Leases without the prior consent of the Buyer, which consent may be granted or withheld in the Buyer's sole discretion. No Seller shall (i) execute any new lease, license or other occupancy agreement (other than in the ordinary course to hotel guests) (each, a “Lease”), (ii) amend, supplement, waive any rights under, grant any consents under (other than mandatory consents pursuant to the terms thereof), terminate, accept the surrender of, renew or otherwise modify any existing Space Lease or (iii) approve any assignment or sublease of any existing Space Lease. If a Seller enters into any new Lease, or renews any existing Space Lease (each such new Lease or renewal, a “New Lease”) after the date of this Agreement with the approval of the Buyer, then each such New Lease shall be included in the definition of “Space Leases” herein and added to Schedule 3.2(b), and shall be assigned to and assumed by the Buyer at the Closing in accordance with this Agreement. If the Buyer does not reject or approve a new lease, license, occupancy agreement, renewal or a Space Lease amendment within five Business Days after receipt of a copy thereof and express written request which contains an all-caps, boldface reference to this Section 3.4(d) and the deemed consent provisions hereof, then the Buyer shall be deemed to have approved such new lease, license, occupancy agreement, renewal or Space Lease amendment.
(e)Litigation. Except for compulsory counterclaims or to the extent necessary to meet statute of limitations deadlines, not initiate or settle any material litigation with respect to the Assets, and advise the Buyer promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority which materially affects such Seller or such Seller's Property and is instituted after the date of this Agreement.

(f)Performance under Agreements. Perform, or cause their agents to perform, all obligations of the applicable Seller under the Assumed Supplemental Leases, Assumed Material Contracts and Space Leases at or relating to such Seller's Property in all material respects, provided, however, that the Sellers shall not be required to make any capital improvement or replacements to any Property.
(g)Terminated Contracts. Terminate the Terminated Contracts. All termination fees and any other costs and expenses relating to such termination shall be the responsibility solely of the Sellers, and the Buyer shall have no responsibility or liability therefor. No Seller shall assign to the Buyer, and the Buyer shall not assume, any Terminated Contracts.
(h)Taxes, Charges, etc. Continue to pay or cause to be paid all Taxes, water and sewer charges and material obligations under the Material Contracts in the ordinary course of business.
(i)Transfer. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, neither the Sellers nor any affiliate of the Sellers shall or shall cause any agent or representative of any of the foregoing to, market for sale, or engage in discussions or negotiations with any party other than the Buyer regarding an equity recapitalization or sale of all or a portion of the Properties (or an equity recapitalization or sale of the direct or indirect interests in all or a portion of the Properties).
(j)Material Notices. Provide the Buyer with written notice of all material written notices received with respect to the Assets promptly following receipt thereof.
(k)Cooperation. The Sellers agree to reasonably cooperate with the Buyer, at the Buyer's request and at the Buyer's sole cost and expense, in connection with the Buyer's attempts to issue Common Stock prior to the Closing Date in connection with the transactions contemplated by this Agreement, including without limitation by providing information relating to the Assets upon request and making representatives available to discuss the Assets. The Buyer shall indemnify and hold harmless the Sellers and the Seller-Related Entities from and against any and all Losses suffered or incurred by them in connection with alleged violations of securities laws relating to the Buyer's financing for the transactions contemplated by this Agreement (other than in respect of information provided by the Sellers and their affiliates).
(l)Excluded Assets. Nothing in this Section 3.4 shall restrict the Sellers' rights with respect to any of the Excluded Assets described in clauses (i) or (iii) of the definition thereof or give the Buyer any approval or other rights with respect thereto.

Section 3.5            Bookings
The Buyer shall honor all existing Bookings and all other Bookings made in accordance with this Agreement for any period beginning on or after the Closing Date.
Section 3.6            Gaming Activities
The Sellers shall not generate revenues from gambling activities at any Property.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF THE BUYER
Section 4.1        Representations and Warranties of the Buyer
The Buyer hereby represents and warrants to the Sellers as of the date of this Agreement and as of the Closing Date, except as disclosed in the Buyer Reports filed prior to the date hereof (excluding disclosures contained in any risk factors or “forward-looking statements” or any other disclosures in the Buyer Reports to the extent forward-looking in nature), as follows:
(a)Formation; Existence
It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.
(b)Power and Authority
(i) It has all requisite corporate power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party have been duly authorized by all necessary action on its part, and no vote of the holders of capital stock of the Buyer is necessary to approve any of the transactions provided for in this Agreement and the Closing Documents to which it is a party. This Agreement has been duly executed and delivered by it and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing and assuming due authorization, execution and delivery by each Seller, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity)).
(ii) The Buyer has taken all action required to be taken by it so that the execution and delivery of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Share Consideration, will be exempt from the requirements of any “fair price”, “moratorium”, “control share acquisition”, “affiliate transaction”, “business combination” or other anti-takeover statute of the State of Maryland.

(c)No Consents
No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person is required to be obtained or made in connection with the Buyer's execution, delivery and performance of this Agreement, the Closing Documents to which it is a party or any of the transactions required or contemplated hereby or thereby, except for an additional listing application to be filed with the New York Stock Exchange and for filings to be made under the Securities Act or the Exchange Act.
(d)No Conflicts
The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party does not and will not (with or without notice or lapse of time or both) (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it or its subsidiaries are bound or subject, (iii) violate any Applicable Law relating to the Buyer or its subsidiaries or their respective properties or (iv) result in the creation or imposition of any lien, charge or encumbrance upon the Share Consideration.
(e)Intentionally omitted

(f)Capitalization

(i)As of the date hereof, the authorized capital stock of the Buyer consists of 400,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of the close of business on the date prior to the date hereof, 167,930,396 shares of Common Stock are issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, no shares of Preferred Stock are issued and outstanding and there are up to 1,393,181 restricted shares and options to purchase shares of Common Stock issued pursuant to the Buyer's employee benefit plans. Except as set forth in the immediately preceding sentence, as of the date hereof, there are not outstanding or authorized any (A) capital stock, equity securities or voting securities of the Buyer, (B) except for units of the Buyer's operating partnership (Diamond Rock Hospitality Limited Partnership), all of which are held by the Buyer or a wholly-owned subsidiary of the Buyer, securities of the Buyer or any subsidiary convertible into or exchangeable for capital stock, equity securities or voting securities of the Buyer or (C) options or other rights to acquire from the Buyer, and other than the Share Consideration, shares of Common Stock that may be issued in connection with financing the Cash Consideration and shares of Common Stock to be issued pursuant to the Buyer's employee benefit plans, no obligation of the Buyer to issue, any capital stock or equity securities, voting securities or securities convertible or exchangeable for such shares of capital stock or other equity interests or voting securities of the Buyer. Except as set forth in the Registration Rights Agreement, the Buyer has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Buyer registered with the SEC or any other governmental authority that have not been satisfied, and except for customary adjustments as a result of share splits, combinations of shares, stock dividends, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Buyer (or in any agreement providing rights to security holders) and the issuance and sale of the Share Consideration will not obligate the Buyer to issue securities to any person (other than the Sellers) and will not result in an adjustment to (or provide any Person the right to adjust) the exercise, conversion, exchange or reset price under such securities.
(ii)The Share Consideration has been duly authorized and, when issued and delivered pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and free and clear of any preemptive rights, all liens and any other restrictions (other than restrictions imposed by the Buyer's organizational documents and federal and state securities laws, and restrictions imposed on the Share Consideration as set forth in the Registration Rights Agreement). Assuming the accuracy of the representations and warranties of the Sellers set forth in subsections 3.1(g) and 3.1(h), the issuance and delivery of the Share Consideration is exempt from the registration requirements of the Securities Act and of applicable state securities and “blue sky” laws, and neither the Buyer nor any authorized representative or agent acting on the Buyer's behalf has taken or will take any action hereafter that would cause the loss of such exemption. As of the date of this Agreement, the Buyer is eligible to register the Share Consideration for resale by the Sellers using Form S-3 promulgated under the Securities Act.
(iii)As of the date of this Agreement, there is no outstanding indebtedness for borrowed money of the Buyer or its subsidiaries in excess of $50,000,000 in principal amount, other than indebtedness reflected in the Buyer's consolidated balance sheet as of March 23, 2012 included in its Form 10-Q for the quarter ended March 23, 2012 or in the notes thereto.
(iv)The Buyer does not have a “poison pill” or similar stockholder rights plan.

(g)Buyer Reports; Financial Statements.

(i)The Buyer has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since January 1, 2010 (the forms, statements, certifications, reports and documents filed or furnished since January 1, 2010 and those filed or furnished subsequent to the date hereof through and including the Closing Date, including any amendments thereto, the “Buyer Reports”). Each of the Buyer Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer Reports did not, and any the Buyer Reports filed with or furnished to the SEC on or prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC staff with respect to the Buyer Reports.
(ii)Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of the Buyer Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Buyer and its consolidated subsidiaries as of its date and each of the statements of consolidated income, cash flows and stockholders' equity included in or incorporated by reference into the Buyer Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of the Buyer Reports filed after the date hereof, will fairly present in all material respects the financial position, results of operations and cash flows, as the case may be, of the Buyer and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be noted therein and in compliance with, in all material respects, applicable accounting requirements and the rules and regulations of the SEC.
(iii)Neither the Buyer nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations (A) set forth in the Buyer's consolidated balance sheet as of March 23, 2012 included in its Form 10-Q for the quarter ended March 23, 2012 or in the notes thereto, (B) incurred in the ordinary course of business consistent with past practice since March 23, 2012 or (C) which would not reasonably be expected to have a Buyer Material Adverse Effect.

(h)Litigation
There are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to the Buyer's Knowledge, threatened in writing against the Buyer or its subsidiaries which, if determined adversely to such entity, would adversely affect the ability of the Buyer to perform its obligations hereunder or would reasonably be likely to have a Buyer Material Adverse Effect. Neither the Buyer nor any of its subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect the ability of the Buyer to perform its obligations hereunder or would reasonably be likely to have a Buyer Material Adverse Effect.
(i)REIT Status
. The Buyer (A) for all taxable years commencing with the taxable year ended December 31, 2005, through December 31, 2011, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT” ) and has satisfied all requirements to qualify as a REIT for such years; (B) has operated since December 31, 2011 in a manner consistent with the requirements for qualification and taxation as a REIT; and (C) intends to continue to operate in such a manner as to qualify as a REIT for the current taxable year. To the Buyer's Knowledge, none of the transactions contemplated by this Agreement will prevent the Buyer from so qualifying. No subsidiary of the Buyer is a REIT.
(j)Compliance with Laws
. The business of each of the Buyer and its subsidiaries have not been since December 31, 2011, and are not being, conducted in violation of any Applicable Law, including the FCPA and any OFAC regulations, and none of the Buyer or its subsidiaries is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer or any of its subsidiaries under), nor has the Buyer or its subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), in each case except for defaults or violations that would not reasonably be likely to have a Buyer Material Adverse Effect.
(k)Absence of Certain Changes
. Except as disclosed in the Buyer Reports filed prior to the date hereof, since December 31, 2011 and through the date of this Agreement, (i) the Buyer and its subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses consistent with past practice, (ii) there has not been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has had or would reasonably be likely to have a Buyer Material Adverse Effect, (iii) the Buyer has not altered its method of accounting in any material respect or the identity of its auditors, and (iv) the Buyer has not declared or made any dividend or distribution (other than regular quarterly cash dividends with respect to its Common Stock, not in excess of $0.08 per share, with usual declaration, record and payment dates and in accordance with the Buyer's past dividend policy), or purchased, redeemed or made any agreements to purchase or redeem any shares of Common Stock except for repurchases of shares of Common Stock held by employees upon the termination of employment or in satisfaction of tax withholdings.
(l)Amendment to the Buyer Representations.
The Buyer shall have the right to amend and supplement the representations and warranties of the Buyer contained in this Agreement (including any schedules attached hereto) from time to time prior to the Closing to reflect changes since the Effective Date by providing a written copy of such amendment or supplement to the Sellers; provided, however, that (i) the Buyer shall not have the right to amend or supplement the representations and warranties of the Buyer contained in this Agreement to reflect any change in facts or circumstances that arises or results from a breach by the Buyer of the terms of this Agreement, and (ii) any amendment or supplement to the representations and warranties of the Buyer contained in this Agreement shall have effect only for purposes of limiting the defense and indemnification obligations of the Buyer post-Closing (should the Sellers elect to close notwithstanding any failure of the condition set forth in subsection 5.1(a)) for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement, and shall have no effect for purposes of determining whether the condition to Sellers' obligation to close set forth in subsection 5.1(a) has been satisfied. Notwithstanding the foregoing, if the Sellers elect to close with knowledge of, and notwithstanding any such failure of a condition to their obligation to close, then the Sellers shall not be entitled to bring any claims against the Buyer following the Closing due to a breach of a representation or warranty based on any amendment or supplement described in this subsection 4.1(l).

Section 4.2        Certain Interim Covenants of the Buyer

(a)Interim Operations. The Buyer covenants and agrees that, after the date hereof and through the Closing Date (unless the Sellers shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement or as required by Applicable Laws, the business of the Buyer and its subsidiaries shall be conducted in all material respects in the ordinary course consistent with past practice; provided that the foregoing shall not restrict the Buyer from any actions necessary or appropriate to consummate the transactions contemplated hereby, including, without limitation, taking actions in order to finance the Cash Consideration including issuing debt or equity in connection with financing the Cash Consideration.
(b)Dividends. The Buyer covenants and agrees that, after the date hereof and through the Closing Date, the Buyer shall not declare or make any dividend or distribution other than regular quarterly cash dividends with respect to its Common Stock, not in excess of $0.08 per share, with usual declaration record and payment dates and in accordance with the Buyer's past dividend policy.
(c)NYSE Listing. The Buyer shall use its reasonable best efforts to cause the Share Consideration to be approved for listing on the New York Stock Exchange prior to the Closing Date.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
Section 5.1        Conditions Precedent to the Sellers' Obligations
The obligation of the Sellers to consummate the transfer of the Assets to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:
(a)Each of the representations and warranties made by the Buyer in this Agreement that are not qualified by Buyer Material Adverse Effect shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date) and each of the representations and warranties made by the Buyer that are qualified by Buyer Material Adverse Effect shall be true and correct when made without giving effect to any other qualifications or limitations as to materiality set forth therein.
(b)Since the date of this Agreement, there shall not have been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has had or would be reasonably likely to have a Buyer Material Adverse Effect; provided, however, if the Sellers claim in good faith that the condition in this subsection 5.1(b) shall not be satisfied as of the Closing Date, then they shall make such assertion in a written notice delivered to the Buyer on or prior to the Closing Date, which notice shall set forth in reasonable detail the reasons for such claim. The Buyer shall have a period of ten (10) Business Days from receipt of such notice to deliver written notice to the Sellers of the Buyer's election (such election, the “Cash Consideration Election”) to consummate the Closing without providing the Share Consideration by causing the portion of the Cash Consideration to be paid at Closing to be increased to $495,000,000. If the Buyer delivers written notice of the Cash Consideration Election within the time period required above, (i) the Closing shall be adjourned to the date specified in the Buyer's written notice of the Cash Consideration Election, which date shall not exceed five (5) Business Days from the date of the Cash Consideration Election, in order to make the necessary arrangements and revisions to this Agreement to reflect the following provisions, (ii) the condition set forth in this subsection 5.1(b) shall be deemed omitted from this Agreement, (iii) the representations and warranties set forth in subsection 4.1(b)(ii) and 4.1(f) through 4.1(k), shall be deemed omitted from this Agreement (including for purposes of determining whether the condition in subsection 5.1(a) shall have been satisfied ), (iv) the covenants set forth in Section 4.2 shall be deemed omitted from this Agreement (including for purposes of determining whether the condition in subsection 5.1(c) shall have been satisfied), (v) all provisions and deliverables associated with the Share Consideration, the Registration Rights Agreement and all other related matters shall be deemed omitted from this Agreement and (vi) except as provided in the preceding clauses (ii) through (v), all other conditions to each party's obligation to consummate the transactions under this Agreement shall be satisfied (or waived by such party) as of the adjourned Closing Date. If the Buyer fails to make the Cash Consideration Election within the time period required under this subsection 5.1(b), then the condition to the Sellers' obligation to close contained in this subsection 5.1(b) shall be deemed not to have been satisfied and the provisions of subsection 13.1(a)(i) and subsection 13.1(b) shall apply. Upon making the Cash Consideration Election pursuant to this subsection 5.1(b), the Buyer's right to adjourn the Closing Date under subsection 2.3(c) of this Agreement shall automatically terminate and be of no further force or effect.
(c)The Buyer shall have performed or complied in all material respects with each material obligation and material covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing;
(d)The Sellers shall have received a duly executed officer's certificate from the Buyer certifying as to the matters set forth in clauses (a) through (c) above.
(e)The Sellers shall have received all of the documents required to be delivered by the Buyer under Article VI;
(f)The Sellers shall have received the Cash Consideration and the Share Consideration in accordance with Section 2.2 and all other amounts due to the Sellers hereunder; and
(g)No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby.

Section 5.2        Conditions Precedent to the Buyer's Obligations
The obligation of the Buyer to purchase and pay for the Assets is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:
(a)Each of the representations and warranties made by each Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date).
(b)Each Seller shall have performed or complied in all material respects with each material obligation and material covenant required by this Agreement to be performed or complied with by such Seller on or before the Closing;
(c)The Buyer shall have received a duly executed and sworn officer's certificate from the Sellers certifying as to the matters set forth in clauses (a) and (b) above;
(d)No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the applicable Assets or the consummation of any other transaction contemplated hereby;
(e)Title to each Property shall be delivered to the Buyer in the manner required under Section 8.1; and
(f)The Buyer shall have received all of the documents required to be delivered by the Sellers under Article VI.
ARTICLE VI

CLOSING DELIVERIES

Section 6.1        Buyer Deliveries
The Buyer shall deliver the following documents at Closing:
(a)evidence that the Share Consideration has been issued and delivered to the Sellers as provided in Section 2.2;
(b)by wire transfer of immediately available federal funds, the Balance of the Cash Consideration;
(c)an assignment and assumption of landlord's interest in the Space Leases at each Property (each, an “Assignment of Leases”), duly executed by the Buyer in substantially the form of Exhibit B hereto;
(d)an assignment and assumption of the Assumed Contracts with respect to each Property (each, an “Assignment of Contracts”) duly executed by the Buyer in substantially the form of Exhibit C hereto;
(e)subject to Section 14.2 with respect to the San Diego Business Center Lease, an assignment and assumption of the Assumed Supplemental Leases with respect to the Assumed Supplemental Leases (each, an “Assignment of Assumed Supplemental Leases”) duly executed by the Buyer in substantially the form of Exhibit M hereto;
(f)an assignment and assumption of the Union Agreement in substantially the form attached as Exhibit D or in such other form as may be approved by the Union and reasonably acceptable to the Buyer and the Sellers (the “Assignment of Union Contract”), duly executed by the Buyer;
(g)subject to Section 14.1, an assignment and assumption of Franchise Agreement with respect to the Franchise Agreement relating to the Westin San Diego Property and the Westin Washington DC Property in the form attached hereto as Exhibit E, with such modifications thereto as may be approved by Westin Hotel Management, L.P. and reasonably acceptable to the Buyer and the Sellers (each, an “Assignment of Franchise Agreement”), duly executed by the Buyer;
(h)subject to Section 14.1, a termination of the Franchise Agreement with respect to the Franchise Agreement relating to the Hilton Boston Property and the Hilton Burlington Property, each in substantially the form attached as Exhibit Q hereto (each, a “Termination of Franchise Agreement”), duly executed by Hilton Franchise LLC;
(i)subject to Section 14.1, an assignment and assumption of Management Agreement with respect to each Management Agreement other than the WHM Management Agreement (each, an “Assignment of Management Agreement”), duly executed by the Buyer in substantially the form of Exhibit F hereto;
(j)the Interim Management Agreement relating to the Hilton Boston Property (the “Interim Management Agreement”), duly executed by the Buyer in substantially the form of Exhibit R hereto;
(k)the Registration Rights and Lock-Up Agreement attached hereto as Exhibit A (the “Registration Rights Agreement”), duly executed by the Buyer;
(l)a notice letter to the Tenants at each Property, the counterparties under each Assumed Supplemental Lease (collectively, the “Transfer Notices”) duly executed by the Buyer, in the forms of Exhibit G attached hereto;
(m)an Assignment of Licenses, Permits, Warranties and General Intangibles of each Seller, duly executed by the Buyer;
(n)such other assignments, instruments of transfer, and other documents as the Sellers may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by the Buyer;

(o)a duly executed and sworn Secretary's Certificate from the Buyer certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(p)an executed and acknowledged Incumbency Certificate from the Buyer certifying the authority of the officers of the Buyer to execute this Agreement and the other documents delivered by the Buyer to the Sellers at the Closing;
(q)all transfer tax returns, to the extent required by law and the regulations issued pursuant thereto, in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the relevant Seller and duly executed by the Buyer;
(r)a closing statement prepared by the Title Company and approved by the Sellers and the Buyer, consistent with the terms of this Agreement (the “Closing Statement”); duly executed by the Buyer;
(s)the letter agreement with respect to “venture capital operating company” matters in the form attached hereto as Exhibit S (the “VCOC Letter Agreement”), duly executed by the Buyer;
(t)a Preliminary Change of Ownership Report with respect to the Westin San Diego Property, duly executed and acknowledged by the Buyer; and
(u)a Vermont Property Transfer Tax Return and a Vermont Non-Residential Real Estate Withholding Return (Form RW-171), each, duly executed and acknowledged by the Buyer.

Section 6.2        Sellers Deliveries
The Sellers shall deliver the following documents at Closing:
(a)with respect to each Property, a deed (a “Deed”) in substantially the form attached hereto as Exhibits H-1 through H-4, as applicable, duly executed and acknowledged by the relevant Seller;
(b)an Assignment of Leases with respect to the Space Leases at each Property, duly executed by the relevant Seller;
(c)an Assignment of Contracts with respect to the Assumed Contracts at each Property, duly executed by the relevant Seller;
(d)subject to Section 14.2 with respect to the San Diego Business Center Lease, an Assignment of Assumed Supplemental Leases, duly executed by the relevant Seller;
(e)a bill of sale with respect to the Personal Property located at each Property, (a “Bill of Sale”) duly executed by the relevant Seller in substantially the form of Exhibit I hereto;
(f)an assignment of all warranties, permits, licenses and intangibles with respect to each Property, each in the form of Exhibit J attached hereto (an “Assignment of Licenses, Permits, Warranties and General Intangibles”), duly executed by the relevant Seller;
(g)subject to Section 14.1, an Assignment of Franchise Agreement with respect to the Franchise Agreements relating to the Westin San Diego Property and the Westin Washington DC Property, duly executed by the relevant Seller;
(h)subject to Section 14.1, a Termination of Franchise Agreement with respect to the Franchise Agreements relating to the Hilton Boston Property and the Hilton Burlington Property, duly executed by the relevant Seller;
(i)subject to Section 14.1, an Assignment of Management Agreement with respect to each Management Agreement other than the WHM Management Agreement, duly executed by the relevant Seller;
(j)a termination of the WHM Management Agreement in substantially the form of Exhibit N hereto, duly executed by the relevant Seller and WHM;

(k)the Interim Management Agreement, duly executed by WHM;
(l)payoff letters from the lender(s) with respect to the Existing Financing;
(m) the Registration Rights Agreement, duly executed by an affiliate of the Sellers named therein;
(n)the Transfer Notices, duly executed by the relevant Seller;
(o) the Assignment of Union Contract, duly executed by the relevant Seller;
(p)such other assignments, instruments of transfer, and other documents as the Buyer may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by the applicable Seller;
(q)a duly executed and sworn Secretary's Certificate from each Seller certifying that such Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(r)an executed and acknowledged Incumbency Certificate from each Seller certifying the authority of the officers of such Seller to execute this Agreement and the other documents delivered by such Seller to the Buyer at the Closing;
(s)all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by the relevant Seller;
(t)an affidavit that the relevant Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit K hereto;
(u)the Closing Statement, duly executed by the Sellers;
(v)a Title Affidavit, duly executed by each Seller;
(w)resignation of the members of the condominium board with respect to the Westin San Diego Property which were appointed by a Seller;
(x)the originals, or if unavailable, copies of all permits, licenses and material governmental approvals in the possession of Seller, if any, including, without limitation, the current certificates of occupancy, Franchise Agreements, Assumed Contracts, books and records relating to the Assets, Space Leases and Supplemental Leases. Posting of such items on the electronic datasite for the transaction on or prior to the Closing Date or the location of such items at the applicable Property on the Closing Date shall constitute delivery to the Buyer;
(y)all combinations to safes, keys, codes, and passcards relating to the operation of the Assets. Posting of such items on the electronic datasite for the transaction on or prior to the Closing Date or the location of such items at the applicable Property on the Closing Date shall constitute delivery to the Buyer;
(v)the VCOC Letter Agreement, duly executed by certain affiliates of the Sellers named therein;
(z)a California Form 593-C Real Estate Withholding Certificate with respect to the Westin San Diego Property, duly executed and acknowledged by the relevant Seller; and
(aa)a Vermont Property Transfer Tax Return, duly executed and acknowledged by the relevant Seller.

Section 6.3        Cooperation
In the event any Asset-Related Property is not assignable (such as a letter of credit that is not transferable), the Sellers shall use commercially reasonable efforts to provide the Buyer, at no cost to the Sellers, with the economic benefits of such property by enforcing rights in such property (at the Buyer's direction) for the benefit and at the expense of the Buyer or by reasonably cooperating with the

Buyer's efforts to obtain replacements for such Asset-Related Property, at the sole cost and expense of the Buyer.
ARTICLE VII
INSPECTION
Section 7.1        General Right of Inspection
Prior to the Closing, the Buyer and its agents shall have the right, upon reasonable prior written notice to the Sellers (which shall in any event be at least 24 hours in advance) and at the Buyer's sole cost, risk and expense, to inspect each Property during normal business hours, provided, however, that any such inspection shall not unreasonably impede the normal day‑to‑day business operation of such Property and, provided, further, that a representative of the Seller shall be entitled to accompany the Buyer and its agents on such inspection (it being agreed that the Sellers shall use commercially reasonable efforts to make its agents available during the Buyer's preferred times for any such inspection upon prior reasonable notice). Notwithstanding the foregoing, the Buyer shall not have the right to interview any tenants, hotel guests or licensees, or other users or occupants of such Property, without the prior written consent of the Sellers (which may be granted or denied in the Sellers' reasonable discretion), or to do any invasive testing of such Property without the prior written consent of the Sellers (which may be granted or denied in the Sellers' sole and absolute discretion). A representative of the Sellers shall be entitled to accompany the Buyer and its agents on any such permitted interviews and testing, provided, however, that the Buyer may consult with its advisors, potential operators and sales people without the Sellers being present. The Buyer's right of inspection of each Property shall be subject to the rights of tenants under the Space Leases, hotel guests and licensees, the rights of the Manager under the relevant Management Agreement and the rights of the Franchisor under the relevant Franchise Agreement, as applicable. Prior to any such inspection, the Buyer shall deliver to the Sellers certificates reasonably satisfactory to the Sellers evidencing that the Buyer's consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to the Sellers in their reasonable discretion, in all cases naming the relevant Seller as an additional insured and loss payee thereunder. The Buyer hereby indemnifies and agrees to defend and hold the Sellers harmless from and against all Losses arising out of, resulting from relating to or in connection with or from any such inspection by the Buyer or its agents, except to the extent (i) such claim or damage was caused solely by the Sellers or the Sellers' agents or (ii) the Losses relate to a pre-existing condition at any Asset that was merely discovered but not created or exacerbated by the Buyer. At the Sellers' request, the Buyer will promptly furnish to the Sellers copies of any environmental or engineering reports (which did not contain any proprietary information regarding the Buyer) received by the Buyer relating to any inspections of any Property. The provisions of this Section 7.1 shall survive the Closing and/or any termination of this Agreement. Notwithstanding the foregoing rights to inspect, the Buyer acknowledges that there is no “due diligence period” or “due diligence termination right” in this Agreement and the Buyer does not have the right to terminate this Agreement based on the results of such inspections other than pursuant to an express termination right set forth in this Agreement.
Section 7.2        Examination
(a)Before entering into this Agreement, the Buyer has made such examination of the Assets and all other matters affecting or relating to the transactions contemplated hereunder as the Buyer has deemed necessary. In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by the Seller or any partner or member of the Sellers, or any affiliate, agent, employee, or other representative of any of the foregoing, or by any broker or any other Person representing or purporting to represent the Sellers with respect to the Assets, the Condition of the Assets or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement. The Buyer's obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. The Buyer acknowledges and agrees that, except as expressly set forth herein, the Sellers make no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to any Assets or the Condition of the Assets. THE BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. Without limiting the generality of the foregoing, except as set forth in this Agreement, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Condition of the Assets or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Assets, or by operation of law and (iii) all other statutory, express or implied representations or warranties by the Sellers whatsoever. The Buyer acknowledges that the Buyer has knowledge and expertise in financial and business matters that enable the Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Condition of the Assets” means the following matters:

i.Physical Condition of the Property. The quality, nature and adequacy of the physical condition of each Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in such Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to such Property, the location of such Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about such Property and the improvements located thereon. “Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants,” “hazardous materials,” “toxic substances,” and “hazardous waste” or otherwise characterized as hazardous, toxic, or harmful to human health or the environment, under Environmental Laws, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at such Property or other matters governed by any applicable federal, state or local law or statue.
ii.Adequacy of the Assets. The economic feasibility, cash flow and expenses of any Asset, and habitability, merchantability, fitness, suitability and adequacy of any Property for any particular use or purpose.
iii.Legal Compliance of the Assets. The compliance or non-compliance of any Seller or the operation of any Property or any part thereof in accordance with, and the contents of, (A) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any governmental authorities asserting jurisdiction over such Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about such Property that would cause state or federal agencies to order a cleanup of such Property under any applicable legal requirements, all Vermont environmental statutes and regulations, including but not limited to Vermont Act 250 (10 V.S.A. §§ 6001 et seq.) and the Vermont Environmental Protection Rules and (B) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of such Property.
iv.Matters Disclosed in the Schedules and the Asset File. Those matters referred to in this Agreement and the documents listed on the Schedules attached hereto and the matters disclosed in the Asset File, although the foregoing shall not qualify any of the representations and warranties expressly set forth in this Agreement.
v.Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to any Property.
vi.Condition of Title. Except as expressly provided in this Agreement to the contrary, the condition of title to any Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying such Property; and standby fees, taxes, bonds and assessments.

Section 7.3        RELEASE

THE BUYER HEREBY AGREES THAT EACH SELLER, AND EACH OF ITS PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS' FEES, CONSULTANTS' FEES AND COSTS AND EXPERTS' FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS OR THE PROPERTY OF SUCH SELLER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PROPERTY OF SUCH SELLER OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND SUCH PROPERTY, REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT SUCH PROPERTY, INCLUDING, WITHOUT LIMITATION ANY RIVER SITE CLAIMS, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH

RESPECT TO SUCH PROPERTY, (C) ANY AND ALL MATTERS RELATED TO SUCH PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF SUCH PROPERTY AND EACH PART THEREOF, AND (D) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT SUCH PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT SUCH PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASEES BE RELEASED FROM ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR ANY SELLER'S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS TO WHICH IT IS A PARTY. THE BUYER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ. AND CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 25300 ET SEQ. (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME), DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH THE CLAIMS DESCRIBED ABOVE AND EXPRESSLY WAIVES all rights and benefits it may now have or hereafter acquire under SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH PROVIDES:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”
AND ALL SIMILAR PROVISIONS OR RULES OF LAW. IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, THE BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND THE BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT THE BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT THE SELLERS FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO THE SELLERS BY THE BUYER IN EXCHANGE FOR THE SELLERS' PERFORMANCE HEREUNDER. THE SELLERS HAVE GIVEN THE BUYER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR THE BUYER AGREEING TO THE PROVISIONS OF THIS SECTION 7.3. THE SELLERS AND THE BUYER HAVE EACH INITIALED THIS SECTION 7.3 TO FURTHER INDICATE THEIR AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION HEREOF. THE PROVISIONS OF THIS SECTION 7.3 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

SELLERS' INITIALS:            BUYER'S INITIALS:
__________________            __________________

Section 7.4        California Specific Provisions.

(a) Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of a Hazardous Material have come to be located on or beneath real property to provide written notice of that condition to a buyer of said real property. There is a possibility that a release of Hazardous Material may have come to be located on or beneath one or more Properties. By the Buyer's execution of this Agreement, the Buyer (i) acknowledges the Buyer's receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code and that it is aware of the benefits conferred to the Buyer by Section 1542 of the California Civil Code and the risks it assumes by any waiver of the Buyer's benefits thereunder and (ii) as of the date hereof and as of the Closing and after receiving advice of the Buyer's legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, the Buyer may have against any Seller, including remedies for actual damages under Section 25359.7 of the California Health and Safety Code, arising out of or resulting from any unknown, unforeseen or unanticipated presence or releases of hazardous substances or other hazardous materials from, on or about any Property. The foregoing shall not qualify any of the representations and warranties expressly set forth in this Agreement.
(b)The Buyer and the Sellers acknowledge that the Sellers are required to disclose if any Property in California lies within the following natural hazardous areas or zones: (i) a special flood hazard area (any type Zone “A” or “V”) designated by the Federal Emergency Management Agency (Cal. Gov. Code §8589.3); (ii) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code § 8589.5 (Cal. Gov. Code §8589.4); (iii) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code § 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code § 51182 would apply) (Cal. Gov. Code §51183.5); (iv) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code § 4125 (in which event (A) the property owner would be subject to maintenance requirements of Cal. Pub. Resources Code § 4291 and (B) it would not be the State's responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code § 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code §4142) (Cal. Pub. Resources Code § 4136); (u) an earthquake fault zone (Cal. Pub. Resources Code § 2621.9); or (v) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Cal. Pub. Resources Code § 2694). The Buyer and the Sellers further acknowledge that (x) they have employed the services of a natural hazard expert (which, in such capacity is herein called “Natural Hazard Expert”) to examine the maps and other information specifically made available to public by government agencies for the purpose of enabling each of the Sellers to fulfill its disclosure obligations with respect to the natural hazards referred to the above-referenced statutory provisions, and (y) the Natural Hazard Expert has provided a report in writing to the Sellers and the Buyer showing the results of its examination (the receipt of which is hereby acknowledged by the Sellers and the Buyer). As contemplated in the above-referenced statutory provisions, if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy of scale for the Natural Hazard Expert to determine if a Property in California is within the respective natural hazard zone, then for purposes of the disclosure such Property shall be considered to lie within such natural hazard zone. The Buyer acknowledges and agrees that the written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges the Sellers for errors or omission not within in its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. In no event shall any Seller have any responsibility for matters not actually known to such Seller. THESE HAZARDS MAY LIMIT THE BUYER'S ABILITY TO DEVELOP A PROPERTY, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER. THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ESTIMATE WHERE NATURAL HAZARDS EXIST. THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER. BUYER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT ANY OF THE PROPERTIES.

(c)The provisions of this Section 7.4 shall survive the Closing.

ARTICLE VIII
TITLE AND PERMITTED EXCEPTIONS

Section 8.1        Permitted Exceptions
Each Property shall be sold and is to be conveyed, and the Buyer agrees to purchase each Property, subject only to the Permitted Exceptions with respect to such Property.
Section 8.2        Title Pro Formas; Surveys
The Buyer has received and reviewed a copy of each Title Pro Forma and Survey. Except as expressly set forth in subsection 8.3(a), all title exceptions and matters set forth in the Title Pro Formas and on the Surveys shall be deemed Permitted Exceptions and are hereby approved by the Buyer.
Section 8.3        Certain Exceptions to Title; Inability to Convey
(a) In the event the relevant Seller is unable to convey title to any Property subject only to the Permitted Exceptions, and the Buyer has not, prior to the Closing Date, given notice to the Sellers that the Buyer is willing to waive objection to each title exception which is not a Permitted Exception, the Buyer may elect, as its sole and exclusive remedy therefore, to either (x) terminate this Agreement by giving written notice to the Sellers and Escrow Agent, in which event the Earnest Money shall be returned to the Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (y) waive such title objections, in which event such title objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. The Sellers may elect (but shall not be obligated, except as otherwise provided in this Agreement) to remove or cause to be removed, or insured over, at its expense any title matters which are not Permitted Exceptions, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of such title matter in a manner reasonably acceptable to the Buyer. Notwithstanding anything in this Agreement to the contrary, the Sellers shall be obligated at Closing to cause the release of (i) the lien of any mortgage or deed of trust or any other related documents (including, without limitation, assignments of leases and rents, UCC fixture filings) which secures the Existing Financing (the “Existing Financing Liens”) and the lien of any other mortgage or deed of trust which is placed by the Sellers upon any Property after the Effective Date, (ii) any Voluntary Encumbrance created by a Seller on or after the Effective Date other than those covered in the immediately preceding clause (i) (each, a “Post-Effective Date Voluntary Encumbrance”) and (iii) in addition to those items covered in clauses (i) and (ii), but subject to the limitations set forth in subsection 8.3(d), any lien encumbering any Property after the Effective Date that is not a Permitted Exception and may be removed by the payment of a sum of money (each such lien other than those covered in clauses (i) and (ii), a “Post-Effective Date Monetary Encumbrance”), provided, if a Post-Effective Date Voluntary Encumbrance or Post-Effective Date Monetary Encumbrance is bonded over by the Sellers or others at the Closing such that it is omitted from the Title Policy (or is otherwise insured over by the Title Company in a manner reasonably acceptable to the Buyer) then the Sellers shall be deemed to have satisfied the provisions of this sentence and caused the release of such Post-Effective Date Voluntary Encumbrance or Post-Effective Date Monetary Encumbrance. The parties acknowledge and agree that the Sellers shall have the right to apply or cause Escrow Agent to apply all or any portion of the Cash Consideration to cause the release of any Existing Financing Liens, Post-Effective Date Voluntary Encumbrance or Post-Effective Date Monetary Encumbrance.
(b)Except as expressly set forth in subsection 8.3(a), nothing contained in this Agreement shall be deemed to require the Sellers to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against any Seller, at law or in equity, for such Seller's inability to convey title to the Properties subject only to the Permitted Exceptions.
(c)The Buyer agrees to purchase each Property subject to any and all Violations, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on such Property. The Sellers shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on such Property. The Sellers shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and the Buyer shall accept each Property subject to all such Violations, the existence of any conditions at such Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price. Notwithstanding the foregoing, subject to subsection 8.3(d), the Sellers shall be obligated at Closing to pay (or to give the Buyer a credit against the Purchase Price for) any fines imposed on any Property or the Sellers as a result of Violations after the Effective Date (the “Post-Effective Date Fines”).
(d)Notwithstanding anything in this Agreement to the contrary, the Seller shall not be obligated to spend more than $2,000,000 in the aggregate to remove any Post-Effective Date Monetary Encumbrance or Post-Effective Date Fines. The foregoing shall not diminish the rights of Buyer to terminate this Agreement and receive back the Earnest Money should Sellers be unwilling or unable (in each case, as determined by the Sellers in their sole discretion) to cure any such Post-Effective Date Monetary Encumbrance or Post-Effective Date Fines, the cost of which would exceed $2,000,000.

Section 8.4         Title Policy
At Closing, the Buyer may arrange for the Title Company to issue, or irrevocably commit to issue, to the Buyer, an extended coverage ALTA owner's form title policy (each, a “Title Policy") with respect to each Property, which shall be in the form of the Title Pro Forma, in the amount of the Allocated Purchase Price with respect to such Property, and insure that fee simple title to each Property is vested in the Buyer subject only to the Permitted Exceptions. In such case, the Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to any Title Policy as the Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, any Seller, (b) the Buyer's obligations under this Agreement shall not be conditioned upon the Buyer's ability to obtain such endorsements and, if the Buyer is unable to obtain such endorsements, the Buyer shall nevertheless be obligated to proceed to close the transactions contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of the Buyer's request. The parties hereto agree that, notwithstanding anything in this Agreement to the contrary, the aggregate title premiums payable for the issuance of the Title Policies shall be paid 60% to the Title Company and 40% to the Other Title Companies.
Section 8.5            Cooperation.
The Buyer and the Sellers shall cooperate with the Title Company in connection with obtaining title insurance insuring title to each Property subject only to the Permitted Exceptions. In furtherance and not in limitation of the foregoing, at or prior to the Closing, the Buyer and the Sellers shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished in connection with the issuance of owner's policies of title insurance, including, without limitation, (i) evidence sufficient to establish (x) the legal existence of the Buyer and the Sellers and (y) the authority of the respective signatories of the Sellers and the Buyer to bind the Sellers and the Buyer, as the case may be, (ii) a certificate of good standing of each Seller issued by the State of Delaware and (c) an affidavit of each Seller in the form attached hereto as Exhibit L (each, a “Title Affidavit”).
ARTICLE IX
TRANSACTION COSTS; RISK OF LOSS

Section 9.1        Transaction Costs
The Buyer and the Sellers agree to comply with all real estate transfer tax laws applicable to the sale of the Assets. At Closing, the real property transfer taxes, deed stamps, conveyance taxes, documentary stamp taxes and other taxes or charges payable as a result of the conveyance of the Assets to the Buyer pursuant to this Agreement shall be allocated between the Sellers and the Buyer in accordance with Schedule 9.1 hereto. In addition to the foregoing and their respective apportionment obligations hereunder, (a) the Sellers and the Buyer shall each be responsible for (i) the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Assets and (ii) one-half of the fees and expenses of the Escrow Agent, (b) the Sellers shall be responsible for payment of (i) the title premium for a CLTA standard coverage Title Policy for the Westin San Diego Property, (ii) all costs, fees, expenses and other amounts payable in connection with the repayment of the Sellers' Existing Financing, (iii) any PIP-related costs payable by the Sellers pursuant to Section 14.1(b) of this Agreement and (iv) any Deloitte Fees in excess of the Buyer Deloitte Fee Cap, and (c) the Buyer shall be responsible for (i) all other costs and expenses associated with obtaining the Title Pro Formas and Title Policies, including the cost of obtaining ALTA or extended coverage, co-insurance, reinsurance or endorsements with respect to the Title Policy for the Westin San Diego Property, (ii) all recording fees required in connection with the transfer of the Properties to the Buyer, (iii) all costs and expenses associated with the Buyer's due diligence, (iv) all costs and expenses incurred in connection with the preparation and/or obtaining of the Seller Financials, including any amounts payable to Deloitte & Touche LLP (the “Deloitte Fees”), except that the Buyer shall not be liable for the payment of Deloitte Fees in excess of $500,000 (the “Buyer Deloitte Fee Cap”), (v) all Survey costs, (vi) any mortgage recording fees, documentary stamp taxes, intangible taxes and other costs associated with any the Buyer financing, (vii) the premiums in respect of any lender policies of title insurance obtained by the Buyer and (viii) the costs and expenses payable by the Buyer pursuant to Section 14.1(b). The Buyer shall reimburse the Seller for the aggregate cost of the PZR reports obtained by the Seller with respect to the Properties in a total amount equal to $2,816. Any other closing costs not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties located in the same metropolitan area as the applicable Property. Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys' fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 9.1.
Section 9.2        Risk of Loss
(a) If, on or before the Closing Date, any Property or any “material portion” thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Buyer, and the Buyer may either at or prior to the Closing, in its sole discretion:
(i)terminate this Agreement as to all of the Properties (but not less than all of the Properties), in which event the Earnest Money shall be returned to the Buyer, this Agreement shall be deemed terminated and neither party shall have any further rights or obligations to the other, except for those expressly stated to survive the termination of this Agreement; or
(ii)consummate the Closing as to all Properties, in which event the Sellers will credit against the Purchase Price payable by the Buyer at the Closing an amount equal to the sum of (x) the net proceeds, if any, received by the Sellers from such casualty or condemnation and (y) the applicable deductible, if any, with respect to such casualty. If as of the Closing Date, the Sellers have not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Assets (without any deduction for such insurance or condemnation proceeds other than a deduction for the amount of the applicable deductible under the applicable Seller's insurance policy) and the Sellers will at Closing assign to the Buyer all rights of the Sellers, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation.
(b)For purposes of this Section 9.2, a “material portion” with respect to all of the Properties shall mean damage to one or more Properties or any portion thereof by fire or other casualty or the taking of one or more Properties or any portion thereof as a result of a condemnation or eminent domain proceeding which in the aggregate results in the cost of repair or impairment of use or value of the Properties, in an amount in excess of $15,000,000.

ARTICLE X
ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between the Sellers and the Buyer as of 11:59 P.M. on the day preceding the Closing (the “Cut-Off Time”), based upon a 365 day year, and the net amount thereof under Section 10.1 shall be added to (if such net amount is in the Sellers' favor) or deducted from (if such net amount is in the Buyer's favor) the Purchase Price payable at Closing:
Section 10.1        Fixed Rents and Additional Rents
(a)Fixed rents (“Fixed Rents”; Fixed Rents together with Additional Rent, collectively referred to herein as “Rents”) and Additional Rent paid or payable by the Tenants in connection with their occupancy of the Properties shall be prorated as of the Closing. The Sellers shall deliver or provide a credit in an amount equal to all prepaid rents for periods after the Closing Date and all unapplied security deposits (other than letters of credit and guarantees). Rents (including operating expense, tax and insurance charges payable by Tenants) which are delinquent as of the Closing Date and apply solely to periods prior to the Closing Date shall not be prorated on the Closing Date and all rights thereto shall be retained by the Sellers, who reserve the right (subject to this subsection 10.1(a) and subject to the limitation that the Sellers shall not have the right to bring or maintain any action to either dispossess any Tenant that is in possession or terminate any of the Space Leases) to collect and retain such delinquent Rents. The Buyer agrees to use reasonable efforts to cooperate (at no cost or expense or additional liability to the Buyer) with the Sellers in their efforts to collect such Rents (but not including joining in any legal action instituted by the Sellers or spending any money or incurring any expenses in order to do so). To the extent the Sellers or the Buyer receive payments on or after the Closing Date from a Tenant that was delinquent at the Closing, such payments shall be applied (after reimbursement of reasonable and actual third party costs of collection) as follows: (1) first, to any amounts due from such Tenant for the calendar month in which the Closing occurs (the “Closing Month”); (2) second, on account of any amount due the Buyer from such tenant for obligations accruing after the Closing Date, including interest, penalties and late charges, if any; (3) third, on account of any amount due the Sellers from such Tenant for obligations accruing prior to the Closing Date, including interest, penalties and late charges, if any, and (4) fourth, any balance remaining to the Buyer. Each of the Sellers and the Buyer shall remit to the other party hereto any such Rent such other party is owed within five (5) Business Days after its receipt. For the purposes of this provision, the term “Additional Rent” shall mean amounts payable under any Space Lease other than Fixed Rents, including for (i) the payment of additional rent based upon a percentage of the tenant's business during a specified annual or other period (sometimes referred to as “percentage rent”), (ii) so-called common area maintenance or “CAM” charges, and (iii) so called “escalation rent” or additional rent based upon such tenant's allocable share of insurance, real estate taxes or operating expenses or labor costs or cost of living or porter's wages or otherwise. The Buyer shall receive a credit for the actual amount of any security deposits provided for under the Space Leases which are being held by the Sellers and the benefit of interest earned on any such security deposits to the extent that the Buyer shall have the obligation to pay such interest to the applicable Tenants when returned.
(b)To the extent that any portion of Additional Rent is required to be paid monthly by Tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses and other relevant factors for that calendar (or lease) year or other applicable accounting period, with the appropriate adjustments being made with such Tenants, then such portion of the Additional Rent shall be prorated between the Sellers and the Buyer at the Closing based on such estimated payments actually paid by tenants (i.e., with the Sellers entitled to retain all monthly or other periodic installments of such amounts paid by Tenants which relate to periods owned by such Seller, the Sellers to pay to the Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by the Sellers which relate to periods following the Closing). At the time(s) of final calculation and collection from (or refund to) each Tenant of the amounts in reconciliation of actual Additional Rent for a period for which estimated amounts paid by such Tenant have been prorated, there shall be a re proration between the Sellers and the Buyer based on the period of time each party owned the relevant Assets.

Section 10.2        Section Taxes and Assessments
Real estate (ad valorem) and personal property taxes and assessments assessed shall be adjusted and prorated based on (a) the periods of ownership by the Sellers and the Buyer and (b) the most current official real property tax information available from the county assessor's office where the

Property is located or other assessing authorities (calculated using the maximum discount allowed by law). If real property tax and assessment figures for the taxes or assessments to be apportioned between the Buyer and the Sellers pursuant to this Section 10.2 are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Property is fixed. In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, the Sellers shall, at the Closing, be responsible for any installments due prior to the Closing and the Buyer shall be responsible for any installments due on or after the Closing.
Section 10. 3Utilities
With respect to electricity, telephone, television, gas, fuel, water and sewer services which are metered, trash removal and other utilities, the Sellers shall use reasonable efforts to have the respective companies providing such utilities read the meters on or immediately prior to the Cut-Off Time. The Sellers shall be responsible for all charges based on such final meter readings and the Buyer shall be responsible for all charges thereafter. To the extent such meters are not read at any Property and final bills rendered as of the Cut-Off Time, such charges with respect to such Property shall be prorated effective as of the Cut-Off Time utilizing an estimate of such charges reasonably approved by both the Buyer and the Sellers based on prior utility bills, and any deposits or credits with respect to the foregoing services will be credited to Seller. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual rate for the billing period in which the Closing Date occurs, and the Sellers, or the Buyer, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.
Section 10. 4Contracts
. Charges and payments (including the reimbursement of expenses) that are prepaid, accrued or due and payable under any Assumed Contracts shall be adjusted and prorated as of the Cut-Off Time between the Buyer and the Sellers.
Section 10. 5Miscellaneous Revenues
. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements.
Section 10. 6Cash
. Seller shall receive a credit for the cash held in the house banks at each Property and any petty cash at the Properties; such cash shall remain on site and be available to the Buyer post-Closing.
Section 10. 7Leasing Costs
. The Sellers shall be responsible for all Leasing Costs relating to Space Leases or renewals, amendments, expansions and extensions of Space Leases, entered into or which first become binding, prior to the date of this Agreement (the “Sellers' Leasing Costs”). The Buyer shall be responsible for all Leasing Costs other than the Sellers' Leasing Costs (the “Buyer's Leasing Costs”), and shall assume the economic effect of any “free rent” or other concessions pertaining to the period from and after the Closing Date and expressly disclosed in the Space Leases. Notwithstanding anything in this Section 10.7 to the contrary, the Buyer shall be responsible for all Leasing Costs relating to renewals, amendments, expansions and extensions of Space Leases, in each case to the extent such Leasing Costs relate to renewal, expansion or extension rights of tenants under such Space Leases that are first exercised or amendments that are first entered into, after the date of this Agreement. To the extent any Sellers' Leasing Costs have not been fully paid as of the Closing Date, the Buyer shall receive a credit at the Closing against the Purchase Price in the amount of the balance of the Sellers' Leasing Costs remaining to be paid and the Buyer shall assume all obligations of the Seller to pay the balance of the Sellers' Leasing Costs as to which the Buyer shall have received such credit and to perform the obligations associated with the same. The obligations of the Buyer under this Section 10.7 shall survive the Closing.
Section 10. 8Accounts Receivable
(a)Guest Ledger. All revenues received or to be received from transient guests on account of room rents, facilities occupied and the use of the premises (including without limitation parking areas, mini-bar sales, phone and other communication charges and the like) for the period prior to but excluding the Cut-Off Time shall belong to the Sellers. At Closing, the Sellers shall receive a credit in an amount equal to: (a) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (b) for the night during which the Cut-Off Time occurs, one half (½) of such night's room revenue, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry and other service charges allocated to such rooms with respect to such night, including credit card and travel agent commissions (the remaining ½ of such night's revenue shall accrue to the Buyer's benefit). For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to the Buyer and the Buyer shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger. For the period beginning on the day immediately following the Cut-Off Time, revenues collected from the Guest Ledger shall belong to the Buyer. In the event that an amount less than the total amount due from a guest is collected and such guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such Person to the Sellers and thereafter to such Person's amounts accruing to the Buyer. The provisions of this subsection 10.8(a) will survive the Closing for 180 days.

(b)Accounts Receivable (Other than Guest Ledger).
(i)At the Closing, the Sellers shall assign to the Buyer all Accounts Receivable (other than in respect of the Guest Ledger which is addressed in subsection 10.8(a) above) (the “Assigned Accounts Receivable”), the Buyer shall pay to the Sellers an amount equal to 95% of all Assigned Accounts Receivable that are 60 days or less past due as of the Closing Date; 80% of all Assigned Accounts Receivable that are 61-90 days past due as of the Closing Date; and 50% of all Assigned Accounts Receivable that are 91-120 days past due as of the Closing Date. The Sellers shall not receive a credit for any Assigned Accounts Receivable that are more than 120 days past due as of the Closing Date.
(ii)The Accounts Receivable addressed in this subsection 10.8(b) shall not include the Guest Ledger, which is addressed in subsection 10.8(a). The parties' obligations under this Section 10.8 shall survive the Closing for a period of 180 days.

Section 10. 9Consumables
There shall be no adjustment to the Purchase Price for Consumables located at the Properties.
Section 10. 10Accounts Payable and Accrued Liabilities; Prepaids
(a) The Sellers shall be responsible for all Accounts Payable including, without limitation, sums payable under any Management Agreement or Franchise Agreement (including incentive fees) and accrued liabilities to the extent attributable to the period preceding the Cut-Off Time. From and after the Closing Date, the Buyer shall be responsible for paying when due all other Accounts Payable arising out of the operation of the Properties from and after the Cut-Off Time.

(b)The Buyer shall be charged with any prepaid Accounts Payable to the extent those Accounts Payable are attributable to the period after the Cut-Off Time; provided, however, the Buyer shall not be so charged for, and Seller shall not receive any compensation for, any prepaid advertising that has already been aired, mailed or otherwise disseminated.

Section 10. 11Bookings; Booking Deposits
At the Closing, the Buyer shall assume all of the obligations of the Sellers under the Bookings as of the Cut-Off Time, including obligations with respect to any prepaid amounts and deposits under the Booking Deposits not earned as of the Cut-Off Time, and the Buyer shall receive a credit against the Purchase Price at the Closing in an amount equal to all such amounts (and, therefore, Seller shall have the right to retain any amounts relating to such items on deposit in the Seller's accounts). All prepaid amounts under the Booking Deposits for which the Buyer has received credit as of the Cut-Off Time shall be the obligation of the Buyer after the Closing.
Section 10. 12Room and Occupancy Taxes
The Sellers shall pay all sales taxes, and room occupancy, hotel, resort, and use taxes due and payable with respect to the Properties for the period prior to the Cut-Off Time, and the Buyer shall pay all room occupancy, hotel, resort, and use taxes due and payable with respect to the Properties for the periods on and after the Cut-Off Time. The Sellers, on the one hand, and the Buyer, on the other hand, shall each pay fifty percent (50%) of all room occupancy and use taxes due and payable with respect to the Properties for the night commencing prior to and ending on the day on which the Cut-Off Time occurs.
Section 10. 132012 Capital Projects
The Buyer shall receive a credit against the Purchase Price in an aggregate amount not to exceed $3,516,726 with respect to the capital improvement projects shown on Schedule 10.13 hereto, as such amount shall be reduced by amounts spent by the Sellers between the date hereof and the Closing Date, solely to the extent such expenditures are consistent with the budgets attached as Schedule 10.13. The Sellers shall provide the Buyer with invoices or other evidence reasonably acceptable to the Buyer of such expenditures.
Section 10. 14Supplemental Leases
All rent and other payments and charges due under any Assumed Supplemental Leases with respect to the year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by the applicable Seller and the Buyer during such year.
Section 10. 15Retail Merchandise and Gift Cards
. There shall be no adjustment to the Purchase Price at Closing for Retail Merchandise at the Properties. The Buyer shall receive a credit for 50% of the face value of all gift certificates issued by any Seller or Manager with respect to any Property between July 9, 2009, and July 9, 2012, which remain outstanding and unredeemed as of the Cut-Off Time (each, a “Recognized Gift Certificate”). If any such Recognized Gift Certificates for rooms at any Property do not have a face value, then Buyer shall receive a credit for 50% of the estimated value of such gift certificate, calculated by using the average daily rate for similar rooms at such Property for the corresponding period (assuming the gift certificate is for a certain number of free room nights).
Section 10. 16Other Adjustments
If applicable, the Purchase Price shall be adjusted at the Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing.

Section 10. 17Benefit Plans; Employees
The Buyer shall receive a credit against the Purchase Price for liabilities to or in respect of Employees having accrued prior to the Cut-Off Time, including, without limitation, all Employees' wages, salaries, bonuses, fringe benefits, pension, health and disability benefits, benefits under Union Benefit Plans, any contributions required to be made to any Union Benefit Plan, any obligations to pay for or provide continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as from time to time amended, in respect of Employees who experience a “qualifying event” prior to the Closing Date, and other compensation payable to Employees, together with F.I.C.A., unemployment and other similar payroll taxes and benefits due from the applicable Manager of such Employees. The Buyer shall be responsible for all liabilities that accrue after the Cut-Off Time to or in respect of Transferred Employees. Notwithstanding the foregoing, Seller will remain responsible for all costs and expenses of accrued and earned and unpaid vacation, holiday and sick time for all Employees, including payroll taxes and any other amounts due in connection therewith (“Benefits Credit”). Prior to the Closing Date, to the extent required by Applicable Law, the Sellers may cause the applicable Manager to pay each Employee an amount equal to such employee's Benefits Credit as of the Closing Date. Except as expressly provided herein, the Sellers and the Manager shall be and remain solely responsible for payment of any other employee benefits accrued in connection with Employees, including former Employees for which the Buyer has not received a credit under the Benefits Credit or for which the Buyer is not otherwise responsible under this Agreement with respect to any period prior to the Closing Date and the Seller shall indemnify, defend and hold the Buyer harmless therefrom. The covenants and agreements contained in this Section 10.17 are not intended and shall not confer any benefit or right on any person or entity other than the parties to this Agreement. The provisions of this Section 10.17 will survive the Closing and will not be deemed merged into any instrument of conveyance delivered at the Closing.
Section 10. 18Club Membership Dues.
All Club Membership Dues, if any, for the month in which the Closing occurs shall be prorated as of the Cut-Off Time between the Buyer and the Sellers, but only to the extent of any such dues are actually paid in cash and received by the Sellers prior to the Cut-Off Time. To the extent the Sellers receive any Membership Dues for any month following the month in which the Closing occurs, the Sellers shall deliver or credit to the Buyer the full amount of such Membership Dues. The Buyer shall not receive a credit for any initiation fees, other than Club Initiation Fees that (i) have actually been paid in cash and received by the Sellers after the date hereof for the month in which the Closing occurs, (ii) are to be applied towards refunds due in connection with the termination and transfer of memberships in accordance with the terms of the applicable Club membership documents, and (iii) have not been so applied. Except as provided in the immediately preceding sentence, the Buyer shall not receive any credit to the Purchase Price relating to or in connection with any membership fees paid by prospective members of any Club or liabilities or payments to any members of a Club.
Section 10. 19National Service Contracts
Any payments and charges due under National Service Contracts which relate to the Properties shall be prorated between the Sellers and the Buyer as of the Cut-Off Time.
Section 10. 20Re-Adjustment; Credits Against the Purchase Price
(a) If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected, and any corrective payments shall be promptly made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is one year following the

Closing. The provisions of this Article X and the obligations of the Sellers and the Buyer hereunder shall survive the Closing for 180 days.
(b)Any adjustments to be made to the Purchase Price at Closing pursuant to this Agreement, including pursuant to this Article X, Section 8.3 and/or Section 9.3 shall be adjusted against the Cash Consideration, provided, if the aggregate net adjustments and credits against the Purchase Price at Closing would result in the Sellers not receiving sufficient Cash Consideration for the Sellers to (a) pay any closing and other transaction costs payable by the Sellers under this Agreement and the other Closing Documents to which it is a party and (b) satisfy their obligations under, and obtain the release of, the Existing Financing (the amount of the deficiency in the amount of Cash Consideration, the “Deficiency Amount”), then a portion of such adjustments in an aggregate amount equal to the Deficiency Amount would instead be applied against the Share Consideration at Closing.

ARTICLE XI
INDEMNIFICATION

Section 11.1Indemnification by the Sellers
Following the Closing and subject to Sections 11.3, 11.4 and 11.5, the Sellers shall indemnify and hold the Buyer and its affiliates and its officers, directors, employees, representatives and agents (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of or resulting from (a) any breach of any representation or warranty of such Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of such Seller contained in this Agreement or in any Closing Document which survives the Closing.
Section 11.2Indemnification by the Buyer
From and after the Closing and subject to Sections 11.3, 11.4 and 11.5, the Buyer shall indemnify and hold the Sellers, their respective affiliates, members and partners, and the members, partners, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of or resulting from (a) any breach of any representation or warranty by the Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of the Buyer contained in this Agreement or in any Closing Document, which survives the Closing.
Section 11.3Limitations on Indemnification
a. The Sellers shall not be required to indemnify the Buyer or any Buyer-Related Entities under Section 11.1, unless the aggregate of all amounts for which an indemnity would otherwise be payable by the Sellers under Section 11.1 exceeds the Basket Limitation, and once it does (if it does), the full amount covered by this indemnification shall be recoverable up to the amount of the Cap Limitation. In no event shall the liability of the Sellers with respect to the indemnification provided for in Section 11.1 exceed in the aggregate the Cap Limitation; provided that the Basket Limitation and Cap Limitation shall not apply to the Sellers' obligations under Article X or Sections 14.6 or 15.2. If, prior to the Closing, to the Buyer's Knowledge, the Buyer is aware of any inaccuracy or breach of any representation, warranty or pre-closing covenant of the Sellers contained in this Agreement (a “Buyer-Waived Breach”) and nonetheless proceeds with and consummates the Closing, then the Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any such the Buyer-Waived Breach.
b.The Buyer shall not be required to indemnify the Sellers or any Seller-Related Entities under Section 11.2, unless the aggregate of all amounts for which an indemnity would otherwise be payable by the Buyer under Section 11.2 exceeds the Basket Limitation, and once it does (if it does), the full amount covered by this indemnification shall be recoverable up to the amount of the Cap Limitation. In no event shall the liability of the Buyer with respect to the indemnification provided for in Section 11.2 exceed in the aggregate the Cap Limitation; provided that the Basket Limitation and Cap Limitation shall not apply to the Buyer's obligations under Article X or Sections 3.4(k), 7.1, 14.1, 14.3, 14.4, 14.6(a) or 15.2, or to any breach of any representation or warranty of the Buyer contained in Section 4.1(b)(ii) or Section 4.1(f) of this Agreement (the “Buyer Fundamental Representations”). If, prior to the Closing, to the Seller's Knowledge, the Seller is aware of any inaccuracy or breach of any representation, warranty or pre-closing covenant of the Buyer contained in this Agreement (a “Seller-Waived Breach”) and nonetheless proceeds with and consummates the Closing, then the Sellers and any Seller-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any such Seller-Waived Breach.

Section 11.4Survival
a. Notwithstanding anything in this Agreement to the contrary, the representations and warranties of the Sellers set forth in or made pursuant to this Agreement, shall survive the Closing Date for a period of 9 months and shall not be deemed merged into any instrument of conveyance delivered at the Closing. No action or proceeding thereon shall be valid or enforceable, at law or in equity, if a written notice of an alleged breach of a representation or warranty is not delivered on or before the end of the survival period described in this paragraph.
b.Notwithstanding anything in this Agreement to the contrary, the representations and warranties of the Buyer set forth in or made pursuant to this Agreement, shall survive the Closing Date for a period of 9 months and shall not be deemed merged into any instrument of conveyance delivered at the Closing; provided, that the Buyer Fundamental Representations shall survive the Closing Date for the duration of any applicable statute of limitations. No action or proceeding thereon shall be valid or enforceable at law or in equity if a written notice of an alleged breach of a representation or warranty is not delivered on or before the end of the survival period described in this paragraph.

Section 11.5Indemnification as Sole Remedy
If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement or any representation, warranty, covenant or other provision of this Agreement or any Closing Document (other than the Registration Rights Agreement) which survives the Closing shall be the indemnifications provided for under this Article XI. Neither party shall have any liability to the other party for consequential, indirect, exemplary or punitive damages resulting from any breach of any representation or warranty.
ARTICLE XII
TAX CERTIORARI PROCEEDINGS

Section 12.1Prosecution and Settlement of Proceedings

If any tax reduction proceedings (including, but not limited to, administrative and/or judicial proceedings or appeals) in respect of any Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same so long as no such settlement shall have any material adverse impact on the taxes that shall be charged in respect of the Properties with respect to the post-Closing period. If any tax reduction proceedings in respect of any Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that such Seller shall not settle any such proceeding without the Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed. The Buyer shall reasonably cooperate with such Seller in connection with the prosecution of any such tax reduction proceedings.
Section 12.2Application of Refunds or Savings
Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the year of the Closing shall belong to and be the property of the Sellers, and any refunds or savings in the payment of taxes applicable to taxes for the year of the Closing shall be prorated based on the relative number of days of ownership of the applicable Property; provided, however, that if any such refund creates an obligation to reimburse any Tenants under Space Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such tenant) shall, at the Sellers' election, either (a) be paid to the Buyer and the Buyer shall disburse the same to such tenants or (b) be paid by the Sellers directly to the Tenants entitled thereto. All attorneys' fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Sellers and the Buyer in proportion to the gross amount of such refunds or savings payable to the Sellers and the Buyer, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither the Sellers nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.
Section 12.3Survival
The provisions of this Article XII shall survive the Closing.
ARTICLE XIII
DEFAULT

Section 13.1BUYER DEFAULT
a.THIS AGREEMENT MAY BE TERMINATED BY THE SELLERS (I) ON THE CLOSING DATE IF ANY OF THE CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS SET FORTH IN SECTION 5.1 (SUBJECT TO THE TERMS OF SECTION 5.1(B)) HAVE NOT BEEN SATISFIED AS OF THE CLOSING DATE OR WAIVED BY THE SELLERS ON OR PRIOR TO THE CLOSING DATE OR (II) PRIOR TO OR ON THE CLOSING DATE IF THERE IS A MATERIAL BREACH OR DEFAULT BY THE BUYER IN THE PERFORMANCE OF ANY OF THE FOLLOWING OBLIGATIONS UNDER THIS AGREEMENT: (X) THE OBLIGATION TO PAY AT CLOSING THE PURCHASE PRICE AS ADJUSTED PURSUANT TO THIS AGREEMENT; (Y) THE OBLIGATIONS SET FORTH IN SECTION 4.2 OR (Z) THE OBLIGATIONS SET FORTH IN SECTION 6.1 HEREOF.
b.IN THE EVENT THIS AGREEMENT IS TERMINATED BY THE SELLERS

PURSUANT TO CLAUSE (I) OF SUBSECTION 13.1(A), THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT (I) THE ESCROW AGENT SHALL DISBURSE THE EARNEST MONEY TO THE BUYER AND (II) FOR THOSE PROVISIONS OF THIS AGREEMENT WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT.
c.IN THE EVENT THE SELLERS TERMINATE THIS AGREEMENT PURSUANT TO CLAUSE (II) OF SUBSECTION 13.1(A) AS A RESULT OF THE BREACH BY THE BUYER OF ANY OBLIGATIONS SET FORTH IN SUBSECTION 13.1(A)(II), THE ESCROW AGENT SHALL DISBURSE THE EARNEST MONEY TO THE SELLERS, AND UPON SUCH DISBURSEMENT THE SELLERS AND THE BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION. THE BUYER AND THE SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE SELLERS AS A RESULT OF SUCH DEFAULT BY THE BUYER, AND AGREE THAT THE EARNEST MONEY IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THE BUYER BREACHES THIS AGREEMENT BY DEFAULTING ON THE OBLIGATIONS SPECIFIED IN SUBSECTION 13.1(A)(II) ABOVE, THE EARNEST MONEY THEN HELD BY ESCROW AGENT SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE SELLERS, AND SHALL BE PAID BY THE ESCROW AGENT TO THE SELLERS AS THE SELLERS' SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE BUYER'S OBLIGATION TO PAY TO THE SELLERS ALL ATTORNEYS' FEES AND COSTS OF THE SELLERS TO ENFORCE THE PROVISIONS OF THIS SECTION 13.1 OR LIMIT THE BUYER'S INDEMNIFICATION OBLIGATIONS OWED TO THE SELLERS PURSUANT TO THIS AGREEMENT WHICH SURVIVE A TERMINATION OF THIS AGREEMENT. THE PAYMENT OF THE EARNEST MONEY AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, OR ANY SIMILAR PROVISION, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE SELLERS PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.
SELLERS' INITIALS:            BUYER'S INITIALS:
___/s/ G.A.___________            ___/s/ W.J. T._______

Section 13.2SELLERS' DEFAULT
a.THIS AGREEMENT MAY BE TERMINATED BY THE BUYER (I) ON THE CLOSING DATE IF ANY OF THE CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS SET FORTH IN SECTION 5.2 HAVE NOT BEEN SATISFIED AS OF THE CLOSING DATE OR WAIVED BY THE BUYER ON OR PRIOR TO THE CLOSING DATE OR (II) PRIOR TO OR ON THE CLOSING DATE, IF THERE IS A MATERIAL BREACH OR DEFAULT BY THE SELLERS IN THE PERFORMANCE OF ANY OF THE FOLLOWING OBLIGATIONS UNDER THIS AGREEMENT: (X) THE OBLIGATION UNDER THIS AGREEMENT TO CAUSE THE SALE OF THE ASSETS ON THE CLOSING DATE, (Y) THE OBLIGATIONS SET FORTH IN SUBSECTIONS 3.4(A), 3.4(C) (WITH RESPECT TO ASSUMED MATERIAL CONTRACTS,

MANAGEMENT AGREEMENTS AND FRANCHISE AGREEMENTS ONLY), 3.4(D), 3.4(E), 3.4(I), 3.4(K) AND (Z) THE OBLIGATIONS SET FORTH IN SECTION 6.2 HEREOF.
b.IN THE EVENT THIS AGREEMENT IS TERMINATED BY THE BUYER PURSUANT TO CLAUSE (I) OF SUBSECTION 13.2(A), THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT (I) FOR THOSE PROVISIONS OF THIS AGREEMENT WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT AND (II) THE ESCROW AGENT SHALL DISBURSE THE EARNEST MONEY TO THE BUYER AS THE BUYER'S SOLE AND EXCLUSIVE REMEDY.
c.IN THE EVENT THE BUYER TERMINATES THIS AGREEMENT PURSUANT TO CLAUSE (II) OF SUBSECTION 13.2(A) AS THE RESULT OF THE SELLERS' BREACH OF ANY OF THE OBLIGATIONS SET FORTH IN SUBSECTION 13.2(A)(II), THE BUYER, AT ITS OPTION AND AS ITS SOLE AND EXCLUSIVE REMEDY, MAY EITHER (I) TERMINATE THIS AGREEMENT, DIRECT THE ESCROW AGENT TO DELIVER THE EARNEST MONEY TO THE BUYER AND RETAIN THE EARNEST MONEY, AT WHICH TIME THIS AGREEMENT SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT EXCEPT FOR THE PROVISIONS WHICH EXPLICITLY SURVIVE SUCH TERMINATION, OR (II) SPECIFICALLY ENFORCE THE TERMS AND CONDITIONS OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH ACTION SEEKING SPECIFIC PERFORMANCE SHALL BE INITIATED WITHIN 90 DAYS OF THE CLOSING DATE. THE BUYER AND THE SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE BUYER AS A RESULT OF SUCH DEFAULT BY THE SELLERS, AND AGREE THAT THE REMEDY SET FORTH IN CLAUSE (I) OF THIS SUBSECTION 13.2(C) IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THERE IS A MATERIAL BREACH OR DEFAULT BY THE SELLERS IN THE PERFORMANCE OF THEIR OBLIGATIONS DESCRIBED IN 13.2(A)(II) ABOVE, AND THE BUYER ELECTS NOT TO EXERCISE THE REMEDY SET FORTH IN CLAUSE (II) OF THIS SUBSECTION 13.2(C) BUT INSTEAD ELECTS THE REMEDY SET FORTH IN CLAUSE (I) OF THIS SUBSECTION 13.2(C), THE DELIVERY OF THE EARNEST MONEY TO THE BUYER SHALL CONSTITUTE AND BE DEEMED TO BE AGREED AND LIQUIDATED DAMAGES AND IS NOT INTENDED TO BE A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, OR ANY SIMILAR PROVISION, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE BUYER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. IN ADDITION TO TERMINATING THIS AGREEMENT AND THE RETURN OF THE EARNEST MONEY TO THE BUYER, IN THE EVENT THIS AGREEMENT IS TERMINATED BY THE BUYER AS A RESULT OF A WILLFUL AND PURPOSESFUL DEFAULT BY THE SELLERS, THE SELLERS SHALL REIMBURSE THE BUYER FOR THE REASONABLE OUT-OF-POCKET THIRD PARTY DUE DILIGENCE COSTS AND EXPENSES AND ATTORNEYS' FEES ACTUALLY INCURRED BY THE BUYER IN CONNECTION WITH THIS AGREEMENT, IN AN AGGREGATE AMOUNT NOT TO EXCEED $2,000,000. THE BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST THE SELLERS WHICH THE BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH BREACH OR DEFAULT BY THE SELLERS.
SELLERS' INITIALS:            BUYER'S INITIALS:

___/s/ G.A.___________            ___/s/ W.J. T._______

Section 13.3Disbursement of Earnest Money
The provisions of Section 13.1 and Section 13.2 which provide for the disbursement by Escrow Agent of the Earnest Money are subject to the terms of Section 15.4(a) of this Agreement, including the time periods contained therein for delivery of notices of objection, if any.
ARTICLE XIV
OTHER AGREEMENTS; EMPLOYEE MATTERS

Section 14.1Management and Franchise Agreements
(a)Following the Effective Date, the Buyer shall continue to diligently pursue (i) the consents required, if any, from the Franchisors and Managers to the transfer of the Properties and the assignment of the applicable Franchise Agreement or the Management Agreement to the Buyer and (ii) the release of the applicable Seller, Hilton and their respective affiliates from any obligations under such Franchise Agreement or Management Agreement to the extent accruing from and after the Closing without payment of any penalty or termination amount (each, a “Required Franchisor/Manager Consent”). Notwithstanding the foregoing, in the event one or more Required Franchisor/Manager Consents has been denied by the applicable Franchisor or Manager or has not been obtained by the Closing Date, this Agreement shall remain in full force and effect without adjustment to the Purchase Price, the Sellers shall terminate the applicable Franchise Agreement or Management Agreement (each, a “Terminated Franchise/Management Agreement”), the Buyer shall acquire the applicable Property(ies) at Closing without the benefit or burdens of such Franchise Agreement or Management Agreement, and pay all termination fees due in connection with such termination (the “Termination Amounts") and indemnify the Sellers, Hilton, their respective affiliates and the Seller-Related Entities and hold them harmless from and against any Losses arising or accruing under the Terminated Franchise/Management Agreement as a result of such termination. The entering into by the Buyer of a replacement management agreement with a Manager or a replacement franchise agreement with a Franchisor (with the existing Management Agreement or Franchise Agreement being terminated at no cost to the Sellers) shall be treated for purposes of this Section 14.1 as a Required Franchisor/Manager Consent under clause (i) of the definition thereof (but shall not be deemed to constitute a Required Franchisor/Manager Consent for purposes of clause (ii) of such definition). In the event any Franchise Agreement or Management Agreement is assigned to the Buyer or its affiliates and the Sellers, Hilton or their respective affiliates are not released from any obligations thereunder which arise or accrue from and after the Closing Date, then the Buyer shall indemnify and hold harmless the Sellers, Hilton, their respective affiliates and the Seller-Related Entities from and against any Losses incurred by the Sellers, Hilton, their respective affiliates or the Seller-Related Entities thereunder which arise from and after the Closing Date; provided, however, the maximum amount that the Buyer shall be liable for under such indemnity shall not exceed the amount the applicable licensee, franchisee, owner and/or tenant is liable for under such Franchise Agreement or Management Agreement arising or resulting from the breach or default by such party under such agreement or a termination by such party of such agreement from and after the Closing.
(b)Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be required to incur any cost or any liabilities in connection with the Buyer obtaining the Required Franchisor/Manager Consents, except that the Sellers shall be responsible for any PIP request fees payable under the Franchise Agreements in connection therewith. The Buyer shall be responsible for all other costs, expenses and fees payable in connection with obtaining the Required Franchisor/Manager Consents, including, but not limited to, all application fees and costs, franchise fees and the reimbursement of Franchisor's costs and expenses.
(c)The provisions of this Section 14.1 shall survive the Closing Date without limitation.

Section 14.2San Diego Business Center Lease
The parties acknowledge that pursuant to the terms of the San Diego Business Center Lease, (a) the landlord has exercised its right thereunder to relocate the demised premises, (b) the consent of such landlord is required to the assignment of the San Diego Business Center Lease to the Buyer and (c) such landlord has the right to recapture the demised premises (the “Recapture Right”). The Sellers have requested the consent of such landlord to the assignment of the San Diego Business Center Lease to the Buyer. If the landlord fails to consent to the assignment of the San Diego Business Center Lease on or prior to the Closing Date, then the San Diego Business Center Lease shall not be assigned to the Buyer and shall be deemed to be a Terminated Contract for purposes of this Agreement. To the extent the landlord notifies the Sellers that it is exercising the Recapture Right, then the San Diego Business Center Lease shall terminate in accordance with its terms. In no event shall the assignment of the San Diego Business Center Lease to the Buyer, or the consent of the landlord under the San Diego Business Center Lease to such assignment, be a condition to either party's obligation to Close under this Agreement.

Section 14.3Liquor Licenses
The Sellers shall cooperate in such manner as the Buyer may reasonably request, in connection with the Buyer's efforts to maintain in effect existing licenses or, if required, obtain new licenses, in either case to permit the sale of alcoholic beverages at the Properties following the Closing, including without limitation providing as soon as practicable all information in the possession of the Sellers or their affiliates necessary or appropriate to permit the Buyer to make such governmental applications as it deems necessary or appropriate and making available for consultation the Sellers' personnel and contractors. If as of the Closing Date a valid license is not, in the Buyer's reasonable judgment, in effect at any Property permitting the sale of alcoholic beverages after the Closing, the Sellers shall enter into (or shall cause any affiliate of Seller which holds a liquor license at a Property to enter into) such agreements and arrangements as are reasonably requested by the Buyer, including liquor management or other management agreements, in form and substance reasonably satisfactory to the Buyer and the Sellers and which agreements by their terms would permit the sale of alcoholic beverages to occur at the Property utilizing the licenses then in effect; provided, (i) the Buyer shall indemnify and hold the Sellers, their affiliates and the Seller-Related Entities harmless from any Liability or expense incurred under any such agreements, (ii) the Closing shall not be contingent upon the effectiveness or legality of any such agreements and (iii) the term of any such agreements shall not be longer than 90 days. In no event shall the transfer of any existing liquor licenses or the issuance of a new license be a condition precedent to the Buyer's obligations under this Agreement. The provisions of this Section 14.3 shall survive the Closing without limitation.
Section 14.4Employee Matters
(a)Union Agreement; Employees. The Buyer acknowledges that the Employees are currently employed by the Manager of each Property. At Closing, the Buyer shall assume all rights, liabilities, obligations and interests of the “owner” under or in connection with the Union Agreement which arise or accrue on or after the Closing Date, and the Buyer shall (or shall cause its manager) to offer (or continue the) employment at each Property to all of the Employees at such Property who are represented for purposes of collective bargaining by any labor organization (the “Union Represented Employees”) so as to transition employment of the Union Represented Employees in accordance with the terms of subsection 14.4(b). The Buyer shall execute the Assignment of Union Contract. Upon the expiration or earlier termination of the Interim Management Agreement, the Buyer shall cause any successor to WHM as manager of the Hilton Boston Property to execute an agreement to assume the Union Agreement and to assume all rights, liabilities, obligations and interests of the “operator” under or in connection with the Union Agreement which arise or accrue on or after such date, and the Buyer shall cause such successor manager to offer (or continue the) employment at the Hilton Boston Property to all Union Represented Employees so as to transition employment of the Union Represented Employees in accordance with the terms of subsection 14.4(b).
(b)Hiring of Employees. Subject to the provisions of Section 14.4(a), the parties intend that there will be continuity of employment with respect to all of the Employees, as set forth below. It is agreed that prior to, or in connection with, the Closing, the Buyer shall take no action to cause the Sellers or any Manager to terminate the employment of any Employee, and neither the Sellers nor any Manager shall be under any obligation to terminate any Employee prior to or on the Closing Date. It is further agreed that effective as of the Closing Date, the Buyer shall (or shall cause the applicable manager to) offer (or continue the) employment at each Property to all Employees (including but not limited to the Union Represented Employees), including those on vacation, leave of absence, disability or layoff, who were employed by the Manager at such Property on the day immediately preceding the Closing Date. Such offer of (or continued) employment shall be on the same terms (including compensation, salary, fringe benefits, job responsibility and location) as those provided to such Employees by such Manager on the day immediately preceding the Closing Date. Those Employees who accept the Buyer's (or its manager's) offer of employment and commence (or continue) employment with the Buyer (or its manager) on the Closing Date shall hereafter be referred to as “Transferred Employees”. The Buyer shall be liable for any amounts to which any Employee becomes entitled under any benefits or severance policy, plan, agreement, arrangement or program which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated by this Agreement, whether under the Union Agreement (to the extent such Employees are covered by the Union Agreement), applicable law or otherwise. The Sellers and the Buyer acknowledge and agree that if the Buyer and any manager enter into any new management agreement (in lieu of the Buyer's assumption of an existing Management Agreement) as of the Closing, all Employees at the applicable Property as of the Closing Date shall be offered employment by such manager after the Closing Date. The Sellers and the Buyer also agree that, upon the expiration or earlier termination of the Interim Management Agreement, the Buyer shall cause the successor to WHM as manager of the Hilton Boston Property to comply with the terms of this subsection 14.4(b), except that all references to the “Closing” or the “Closing Date” contained in this subsection shall be deemed to refer to the date of such expiration or termination.
(c)Indemnity. The Buyer shall indemnify, defend and hold the Sellers and the Seller-Related Entities harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) arising out of or otherwise in respect of (i) the termination of any Employees; (ii) failure of the Buyer (or the applicable manager) to offer (or continue the) employment of any Transferred Employee on the same terms as said Employee enjoys on the day immediately preceding the Closing Date, to the extent required pursuant to Section 14.4(a) and (b); (iii) failure of the Buyer to comply with its obligations (including, but not limited to, any statutory or contractual obligations) with respect to the Transferred Employees; (iv) any claim made by any Employee for severance pay; and (v) any liability relating to the Employees or any Union Agreement that is incurred on or after the Closing Date, including any liabilities resulting from the failure of any successor to WHM as manager of the Hilton Boston Property to assume the Union Agreement as required under the terms thereof or to comply with the provisions of this Section 14.4. The Sellers shall indemnify, defend and hold the Buyer and the Buyer-Related Entities harmless from and against any and all claims, suits, charges, complaints, demands, grievances, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney fees and other defense costs or disbursements) arising out of or otherwise in respect of any failure of the Sellers to comply with their obligations (including, but not limited to, any statutory or contractual obligations) with respect to the Transferred Employees which occur or transpire in whole or in part prior to the Closing Date.
(d)WARN Act. The Buyer (or the applicable Manager) shall not, at any Property at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee, without notifying the Sellers in advance and without complying with the notice requirements and other provisions of the WARN Act. In addition, the Buyer shall provide a full defense to, and indemnify the Sellers and the applicable Manager for any claims, suits, charges, complaints, demands, grievances, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney fees and other defense costs or disbursements) which the Sellers or applicable Manager may incur in connection with any suit or claim of violation brought against or affecting the Sellers or the applicable Manager under the WARN Act for any actions taken by the Buyer (or its manager) with regard to any site of employment, facility, operating unit or employee affected by this Agreement, including but not limited to liability under the WARN Act that arises in whole or in part as a result of any “employment loss”, as that term is defined in the WARN Act, which was caused by the Buyer in such 90 day period following the Closing Date.
(e)No Third Party Beneficiaries. Nothing in this Article 14 shall create any third-party beneficiary rights for the benefit of any Employees. The Buyer and the Sellers acknowledge that all provisions contained in Article 14 with respect to Employees are included for the sole benefit of the Buyer (and the Buyer's affiliates, as applicable) and the Sellers (and Sellers' affiliates, as applicable) and shall not create any right (i) in any other person, including any Employees, former Employees, any participant in any Union Employee Benefit Plans or any beneficiary thereof or (ii) to continued employment with the Buyer or any of its affiliates, managers or contractors following the Closing Date. WHM and its affiliates, agents, representatives and successors and assigns shall be an express third party beneficiary of this Section 14.4.
(f)Survival. The provisions of this Section 14.4 shall survive the Closing without limitation.

Section 14.5Condominium Estoppel
The Sellers shall use commercially reasonable efforts to obtain an estoppel certificate from the board of directors of the condominium association or applicable governing body of the Condominium at the Westin San Diego Property (the “Condominium Estoppel”). Delivery of the Condominium Estoppel prior to the Closing Date shall not be a condition to Closing. If the Condominium Estoppel has not been obtained prior to the Closing Date, then the parties shall continue to reasonably cooperate (at no cost to the Sellers) post-Closing to attempt to obtain such Condominium Estoppel.
Section 14.6Required Consents; Releases
a.To the extent the assignment to the Buyer or its designee of any Contracts requires the consent of the vendor, materialman, service provider or other counterparty thereto (each, a “Required Consent”), then the Sellers shall use commercially reasonable efforts to obtain such Required Consent at or prior to the Closing. The Buyer shall reasonably cooperate with the Sellers' efforts to obtain the Required Consents. In the event any Required Consent is not obtained at or prior to Closing, then (i) the applicable Contract (each, a “Rejected Contract”) shall not be assigned by the Sellers or assumed by the Buyer and shall be deemed to be a Terminated Contract, (ii) the Sellers shall terminate such Rejected Contract, at Seller's sole cost and expense, and (iii) in no event shall the Buyer be required to assume such Rejected Contract. The delivery of any Required Consent shall not be a condition to the Sellers' or the Buyer's obligation to consummate the transactions under this Agreement on the Closing Date, and there shall be no reduction in the Purchase Price in connection with or as a result of any Rejected Contracts. In no event shall the Sellers be required to pay or commit to pay any cash or other consideration or to incur any liability in connection with obtaining any Required Consents, except that the Sellers shall indemnify and hold harmless the Buyer and the Buyer-Related Entities from and against any costs or expenses actually incurred by the Buyer in connection with (A) the termination of any Rejected Contracts (but not for the costs or expenses of obtaining any replacement Contract) or (B) the Sellers' efforts to obtain the Required Consents.
b.The Sellers shall indemnify and hold harmless the Buyer and the Buyer-Related Entities from and against any obligations or liabilities actually incurred by the Buyer which arise or accrue under the terms of the LodgeNet Agreements for the period prior to the Closing Date.
c.The Sellers and the Buyer shall reasonably cooperate to obtain the release of the Sellers from any obligations and liabilities which arise following the Closing Date under each of the Assumed Contracts set forth on Schedule 14.6(b) hereto. In the event any such release is not obtained at or prior to the Closing, then the Buyer shall indemnify and hold harmless the Sellers and the Seller-Related Entities from and against any Losses which arise or accrue under such Assumed Contracts from and after the Closing Date.
d.The provisions of this Section 14.6 shall survive the Closing without limitation.

ARTICLE XV
MISCELLANEOUS

Section 15.1Joint and Several Liability
Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of the Sellers shall be joint and several in all respects.
Section 15.2Brokers
(g). (a) Each Seller represents and warrants to the Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Each Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from such Seller's breach of the foregoing representation in this subsection 15.2(a). The provisions of this subsection 15.2(a) shall survive the Closing and any termination of this Agreement.
(a)The Buyer represents and warrants to the Sellers that it has dealt with no broker, salesman, finder or consultant, other than Goldman Sachs (the “Buyer's Consultant”) with respect to this Agreement or the transactions contemplated hereby. The Buyer shall pay the Buyer's Consultant a fee in connection with this transaction in accordance with a separate agreement between the Buyer and the Buyer's Consultant and only upon the occurrence of the Closing. The Buyer agrees to indemnify, protect, defend and hold the Sellers harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges in connection with any amounts payable by the Buyer to the Buyer's Consultant with respect to this Agreement or the transactions contemplated hereby. The provisions of this subsection 15.2(b) shall survive the Closing and any termination of this Agreement.

Section 15.3Confidentiality; Press Release; IRS Reporting Requirements
a.The Buyer and the Sellers shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Assets, this

Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which affiliates of the Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any law, rule or regulation and (iv) materials and information that are required in Buyer's reasonable determination based on consultation with Buyer's counsel to be included in the offering documents relating to the Buyer's issuance of Common Stock (including without limitation, the prospectus supplement and Form 8-K relating thereto), and/or otherwise pursuant to Securities and Exchange Commission reporting requirements, provided the Buyer shall provide the Sellers a reasonable opportunity to review such materials and information prior to filing. The parties agree that the Buyer may file a copy of this Agreement (excluding the Schedules) with the Securities and Exchange Commission as a material contract. Notwithstanding any provision of this Agreement, the parties hereto (and their employees, representatives and agents) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of transactions effected pursuant to this Agreement, provided, however, (y) the parties hereto (and their employees, representatives and agents) shall keep confidential any such information to the extent necessary to comply with any applicable federal or state securities law, and (z) the parties hereto agree that the tax treatment and tax structure do not include, and the parties hereto (and their employees, representatives and agents) shall keep confidential, the name of, and other identifying information regarding, any such party or transactions, including the specific economic terms of such transactions. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this subsection 15.3(a) shall survive the Closing or the termination of this Agreement for a period of one year.
b.The Sellers or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto.
c.For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Seller and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Sellers and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

Section 15.4Escrow Provisions.

a.The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account at Citibank, N.A. (the “Escrow Account”). Escrow Agent shall have no liability (i) for any levies by taxing authorities based upon the taxpayer identification number used to establish the

Escrow Account or (ii) in the event of any failure, insolvency, or inability of Citibank, N.A. to disburse funds from the Escrow Account when required under this Section 15.4 or to pay accrued interest on the funds in the Escrow Account upon demand for withdrawal.
b.The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection 15.4(b). The Sellers and the Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, the Sellers. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of New York County. The Escrow Agent shall give written notice of such deposit to the Sellers and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
c.The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Sellers and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys' fees and disbursements, incurred in connection with the performance of the Escrow Agent's duties hereunder.
d.The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Sellers and the Buyer.

Section 15.5Successors and Assigns; No Third-Party Beneficiaries
The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
Section 15.6Assignment
a.This Agreement may not be assigned by the Buyer without the prior written consent of the Sellers. The Buyer may designate one or more affiliates which are controlled and majority owned by the Buyer, directly or indirectly, to which one or more of the Assets will be conveyed at Closing, provided that the Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation. Without limiting the foregoing, the Buyer shall have the flexibility to have certain Properties, Assumed Contracts, FF&E and other portions of the Assets assigned to subsidiaries of the Buyer's taxable REIT subsidiary.
b.Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Sellers may designate one or more affiliates of any Seller to hold all or a portion of the Share Consideration, provided, simultaneously with the issuance of the Share Consideration to any such affiliate, such affiliate shall execute a joinder to this Agreement in the form attached hereto as Exhibit P with respect to the Sellers' obligations under Section 11.1 of this Agreement.

Section 15.7Further Assurances
From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
Section 15.8Notices
All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:
a.To any Seller:

c/o Blackstone Real Estate Advisors VI L.P.
345 Park Avenue
New York, New York 10154
Attention: William Stein
Facsimile: (212) 583-5726
Telephone: (212) 583-5849

with copies thereof to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Sasan Mehrara and Brian Stadler
Facsimile: (212) 455-2502
Telephone: (212) 455-2000

b.If to the Buyer:

DiamondRock Hospitality Company
3 Bethesda Metro Center
Suite 1500
Bethesda, Maryland 20814
Attention: General Counsel
Facsimile: (240) 477-1199
Telephone: (240) 744-1188

with copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Attention: Steven D. Klein, Esq.

Facsimile: (212) 728-9221
Telephone: (212) 728-8221

c.To the Escrow Agent:

First American Title Insurance Company
1825 Eye Street NW, Suite 302
Washington, DC 20006
Attention: Brian Lobuts
Facsimile: (714) 824-4841
Telephone: (202) 530-1804

d.To the Title Company:

First American Title Insurance Company
1825 Eye Street NW, Suite 302
Washington, DC 20006
Attention: Brian Lobuts
Facsimile: (714) 824-4841
Telephone: (202) 530-1804

with a copy to:

Fidelity National Title Insurance Company
1 Park Avenue, Suite 1402
New York, New York 10016
Attention: Kenneth Cohen
Facsimile: (646) 742-0733
Telephone: (212) 845-3135

e.All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party's attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days' prior notice thereof to the other parties.

Section 15.9Entire Agreement
This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.
Section 15.10Amendments
This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Sellers or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.
Section 15.11No Waiver
No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 15.12Governing Law
This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.
Section 15.13Submission to Jurisdiction
. Each of the Buyer and each Seller irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Buyer and each Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Buyer and each Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York and (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 15.14Severability
If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
Section 15.15Section Headings
The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.
Section 15.16Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
Section 15.17Construction
The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 15.18Recordation
Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.
Section 15.19Use of Blackstone Name and Address
The Buyer hereby acknowledges and agrees that neither the Buyer nor any affiliate,

successor, assignee or designee of the Buyer shall be entitled to use the name “Blackstone,” “Luxury Resorts and Hotels,” “LXR” or “WHM LLC” in any way whatsoever. The provisions of this Section 15.19 shall survive the Closing and any termination of this Agreement.
Section 15.20Guest Baggage and Safe Deposit Boxes
a.Property of Guests. All baggage, parcels or property checked or left in the care of the Sellers by current guests or tenants as of the Closing Date, or by those formerly staying at any of the Properties, or others, shall be sealed and listed in an inventory prepared jointly by representatives of the Sellers and the Buyer as of the Closing Date and initialed and exchanged by such representatives. Possession and control of all such other baggage, parcels or property listed on such inventory shall be delivered to the Buyer on the Closing Date and the Buyer shall be responsible from and after the Closing Date for the liability of all items listed in such inventory, but only in the condition actually delivered by the Sellers.
b.Notice to Persons With Safe Deposit Boxes. On the Closing Date, the Sellers shall give written notices (“Seller Verification Notices”) to guests, tenants, and other persons who have safe deposit boxes at any Property or who have deposited items in the house safe at such Property (the “Depositors”), if any, advising them of the sale of such Property to the Buyer and requesting, within 48 hours, verification of the contents of their safe deposit boxes and/or the house safe and either (i) removal of such contents, or (ii) if such Depositors desire to have the continued use of the safe deposit boxes and/or the house safe, the execution of a new agreement with the Buyer for such continued use. Copies of Seller Verification Notices shall be given to the Buyer. During said 48-hour period, each safe deposit box and/or the house safe shall be opened and the items therein recorded only in the presence of representatives of both Sellers and the Buyer. If the Depositors desire to continue to use a safe deposit box and/or the house safe, the Buyer shall make arrangements for such continued use. The contents of all safe deposit boxes and/or the house safe of Depositors not responding to Seller Verification Notices shall be opened promptly after the expiration of the 48-hour period, but only in the presence of both the Sellers and the Buyer. The contents of all boxes so opened shall be listed in an inventory at the time such safe deposit boxes or house safe are opened, each such list shall be signed by the representatives of the Sellers and the Buyer, the keys and/or combinations to the boxes shall be delivered to the Buyer, and the boxes shall then be relocked, sealed and left in the possession of the Buyer. The Sellers hereby agree to indemnify and hold the Buyer harmless from and against any liability based on damage occurring prior to the date of Closing which is verified and recorded on the date of Closing.

Section 15.21Survival
a.Any obligations or liabilities of the Sellers or the Buyer hereunder shall survive the Closing Date or termination of this Agreement only to the extent expressly provided herein.
b.Unless expressly stated otherwise, all terms and provisions contained in this Agreement shall not survive the Closing.

Section 15.22District of Columbia Specific Provisions
a.Soil Characteristic.  The characteristic of the soil of the Westin Washington DC Property, as described by the Soil Conservation Service of the U.S. Department of Agriculture in the Soil Survey Book of the District of Columbia published in July, 1976, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is Urban Land.  For further information, the Buyer may contact a soil testing laboratory, the District of Columbia Department of Environmental Services or the Soil Conservation Service of the U.S. Department of Agriculture.  The foregoing is given pursuant to requirements of the District of Columbia Code and is not intended, and shall not be construed as, limiting the conditions set forth herein with respect to the Buyer's right to make investigations, tests and studies satisfactory to it.

b.District of Columbia Underground Storage Tank Disclosure Notice.  In accordance with the requirements of Section 3(g) of the District of Columbia Underground Storage Tank Management Act of 1990, as amended by the District of Columbia Underground Storage Tank Management Act of 1990 Amendment Act of 1992 (the “DC Act”), the Sellers have informed the Buyer, and hereby re-informs the Buyer, that the Sellers have no knowledge of the existence or removal, during the relevant Seller's ownership of the Westin Washington DC Property, of any underground storage tanks (as that term is defined in the DC Act) at or from the Westin Washington DC Property.  This disclosure notice was provided to the Buyer prior to entering into this Agreement.
c. Personal Property and Sales and Use Tax Audit.  The Sellers shall indemnify and hold the Buyer-Related Entities harmless from and against any damages, costs, fees or expenses (including, without limitation, reasonable attorneys' fees and disbursements) actually suffered or incurred by the Buyer-Related Entities which arise or result from the audit by the Washington DC Taxing Authority which is more particularly described in the Westin DC Audit Notice. The obligations of the Sellers under this subsection 15.22(c) shall survive the Closing.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.
SELLERS:

RAD-BURL, LLC
W-BOSTON, LLC
W-EMERALD, LLC
WIND DC OWNER L.L.C.

By: __/s/ Glenn Alba______________
Name: Glenn Alba
Title: Managing Director and Vice President

BUYER:

DIAMONDROCK HOSPITALITY COMPANY

By:	__/s/ William J. Tennis/_______
Name: William J. Tennis
Title: Executive Vice President & General
Counsel